REGISTRATION NO. 333-97687

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 5 TO
FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Echo Metrix, Inc.
_____________________________________________________________
(Exact name of registrant as specified in its charter)

Delaware	7380	11-3621755
(State of Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

6800 Jericho Turnpike, Suite 208E, Syosset, New York 11791 (516) 802-0223
__________________________________________________________________________________
(Address and Telephone Number of Principal Executive Offices)

6800 Jericho Turnpike, Suite 208E, Syosset, New York 11791
__________________________________________________________________________________
(Address of Principal Place of Business)

Peter Charles, Co-Chief Executive Officer
Echo Metrix, Inc.
6800 Jericho Turnpike, Suite 208E, Syosset, New York 11791 (516) 802-0223
__________________________________________________________________________________
(Name, Address and Telephone Number of Agent for Service)

Copies to:

Gregory Sichenzia
Sichenzia Ross Friedman Ference,  LLP
61 Broadway, New York, NY 10006
Phone: (212) 930-9700
Facsimile: (212) 930-9725

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, checking the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer
☐ Accelerated filer
☐ Non-accelerated filer
☒ Smaller reporting company

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	DOLLAR AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER UNIT	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE(3)
Units	$4,000,000	$.50 per Unit	$4,000,000	-
Common Stock, $.0001 par value(1)	$3,840,000	$.48 per Share	$3,840,000	$368
Common Stock Class A Redeemable Warrants(2)	$80,000	$.01 per Warrant	$80,000	-
Common Stock, $.0001 par value, Issuable on Exercise of Class A Redeemable Warrants	$6,000,000	$.75 per Share	$6,000,000	$552
Common Stock Class B Redeemable Warrants(2)	$80,000	$.01 per Warrant	$80,000	-
Common Stock, $.0001 par value, Issuable on Exercise of Class B Redeemable Warrants	$14,000,000	$1.75 per Share	$14,000,000	$1,288

(1) This registration statement also covers an indeterminate number of shares of Echometrix, Inc.’s common stock, par value $.0001 per share that may be issuable by reason of stock splits, stock dividends or other adjustment provisions of the respective warrants in accordance with Rule 416 under the Securities Act of 1933, as amended.

(2) Included in Units for the purpose of calculating the registration fee.

(3) These Registration fees were paid with filing of original Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF CONTENTS

Risk Factors	2
Where You Can Find More Information	5
Use of Proceeds	5
Capitalization	5
Management’s Discussion and Analysis of Financial Condition and Results of Operations	6
Market for Common Equity and Related Stockholder Matters	10
Business	11
Management	14
Executive Compensation	17
Principal Stockholders
Certain Transactions	20
Plan of Distribution	20
Description of Securities	22
Legal Matters	23
Experts	23
Index to Financial Statements	24

ECHOMETRIX, INC.

This Post-Effective Amendment No. 5 has been prepared to amend the terms of the Class A Warrant, the Class B Warrant, and to provide current information to the holders of warrants to purchase our common stock in order to assist them in making the decision of whether or not to exercise their warrants.

You should pay particular attention to the risk factors described in this Post-Effective Amendment No. 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE ORIGINAL PROSPECTUS OR THIS POST-EFFECTIVE AMENDMENT NO. 5. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

As used in this Post-Effective Amendment No. 5, references to the “Company,” “Echometrix,” “we,” “us,” “our” or similar terms mean Echometrix, Inc. and its consolidated subsidiaries.

The Date of this Post-Effective Amendment No. 5 is October 8, 2010.

RISK FACTORS.

THE SECURITIES OFFERED UNDER THIS PROSPECTUS ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD ONLY PURCHASE THESE SECURITIES IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. BEFORE MAKING AN INVESTMENT IN THE COMPANY, YOU SHOULD GIVE CAREFUL CONSIDERATION TO THE FOLLOWING RISK FACTORS AFFECTING OUR BUSINESS AND SECURITIES, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS.

RISKS RELATED TO ECHOMETRIX

IF WE CONTINUE OUR HISTORY OF LOSSES, WE MAY BE UNABLE TO CONTINUE OUR OPERATIONS

We incurred net losses of $2,620,621 for the six months ended June 30, 2010 and of $4,480,910 for the year ended December 31, 2009. Since inception, we have an accumulated deficit of $37,062,051. As a result, as of June 30, 2010, we had a stockholders’ deficit of $2,263,944 and a working capital deficiency of $2,607,310. We cannot be certain whether we will ever make a profit, or, if we do, that we will be able to continue earning a significant amount of revenues or making a profit. If we continue to lose money, our stock price could decline or we may be forced to discontinue our operations, either of which may result in you losing a portion or all of your investment.

WE MAY NOT BE ABLE TO CONTINUE OUR BUSINESS AS A GOING CONCERN.

The report of our independent auditors for the fiscal year ended December 31, 2009 was issued under the assumption that we would continue as a going concern. As discussed in Note 1 to our financial statements for the fiscal year December 31, 2009, we have experienced operating losses over the past two years resulting in an accumulated deficit. Our independent auditors believe, based on our financial results as of December 31, 2009, that such results raised substantial doubts about our ability to continue as a going concern. The financial statements included in the Annual Report on Form 10-K do not include any adjustments to asset values or recorded liability amounts that might be necessary in the event we are unable to continue as a going concern. If we are in fact unable to continue as a going concern, you may lose your entire investment.

IF WE ARE UNABLE TO RAISE ADDITIONAL CAPITAL, OUR BUSINESS MAY FAIL OR OUR OPERATING RESULTS AND OUR STOCK PRICE MAY BE MATERIALLY ADVERSELY AFFECTED

The Company's cash on hand at June 30, 2010 totaled $49,270. The Company will need additional financing to meet its obligations and to continue its business. The Company has received $3,600,000 in proceeds from the sale of its Series B Preferred Stock from its largest investor. If the investors do not fund the additional $1,400,000 the Company will need to explore other alternative financing, including institutional and non-institutional debt, equity, which will be highly dilutive to the current stockholders, joint venture arrangements or a combination of any or all of the foregoing. If we are not able to raise funds, we may not be able to successfully develop and market our products and our business will most likely fail.

AS WE RAISE ADDITIONAL CAPITAL BY SELLING SECURITIES, YOUR PERCENTAGE OWNERSHIP INTEREST IN ECHOMETRIX WILL LIKELY BE REDUCED

The raising of additional financing would in all likelihood result in dilution or reduction in the value of our securities. Our ability to operate is dependent upon obtaining sufficient capital. Accordingly, we anticipate that we will, at the appropriate time, increase our capital base, which increase may include the sale of securities with a priority to the common stock. These sales will reduce your percentage of ownership.

OUR INABILITY TO RETAIN AND ATTRACT KEY PERSONNEL COULD SERIOUSLY HARM OUR BUSINESS AND ADVERSELY AFFECT OUR ABILITY TO DEVELOP OUR PRODUCTS

We believe that our future success will depend on the abilities and continued service of our senior management and executive officers, particularly our Co-Chief Executive Officers and Chief Financial Officer and those persons involved in the research and development of our products. If we are unable to retain the services of these persons, or if we are unable to attract additional qualified employees, researchers and consultants, we may be unable to successfully finalize and market our products and other future products being developed.

OUR SENTRY PARENTAL CONTROL SOFTWARE TECHNOLOGY AND STRATEGY MAY NOT BE SUCCESSFUL

Our success will depend almost entirely upon the acceptance of our products and services by parents with children under the age of 17, elementary and middle schools, media companies and households. Market acceptance will depend upon several factors, particularly the determination by parents that they need and want to monitor and protect their children while on the Internet and the determination by schools that they want to educate and inform families about the need for monitoring and knowing what their children do while on the Internet. A number of factors may inhibit acceptance, including the existence of competing products, our inability to convince families that they need to pay for the products and services that we will offer, or failure by households and service companies to use our products. If our products are not accepted by the market, we may have to curtail our business operations, which could have a material negative effect on operating results and most likely result in a lower stock price.

THE COMMERCIALIZATION OF OUR NEW TECHNOLOGY AND STRATEGY MAY NOT BE SUCCESSFUL

Our success is dependent upon the acceptance of our products and services by mobile carriers and the end-user — the mobile subscribers. Market acceptance will depend upon several factors, particularly the determination by mobile carriers and subscribers that they need and want an accurate and relevant parental control solution for SMS text messaging. A number of factors may inhibit acceptance, including our ability to convince carriers to offer our service and convince consumers that they need to pay for services we will offer. If our products are not accepted by the market, we may have to curtail our business operations, which could have a material negative effect on operating results and most likely result in a lower stock price.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AGAINST CURRENT AND FUTURE COMPETITORS

We will compete, in our current and proposed businesses, with other companies, some of which have far greater marketing and financial resources and experience than we do. We cannot guarantee that we will be able to penetrate our primary market and be able to compete at a profit. In addition to established competitors, there is ease of market entry for other companies that choose to compete with us. Effective competition could result in price reductions, reduced margins or have other negative implications, any of which could adversely affect our business and chances for success. Competition is likely to increase significantly as new companies enter the market and current competitors expand their services. Many of these potential competitors are likely to enjoy substantial competitive advantages, including: larger technical staffs, greater name recognition, larger customer bases and substantially greater financial, marketing, technical and other resources. To be competitive, we must respond promptly and effectively to the challenges of technological change, evolving standards and competitors’ innovations by continuing to enhance our services and sales and marketing channels. Any pricing pressures, reduced margins or loss of market share resulting from increased competition, or our failure to compete effectively, could seriously damage our business and chances for success.

WE MAY NOT BE ABLE TO MANAGE OUR GROWTH EFFECTIVELY

We must continually implement and improve our products and/or services, operations, operating procedures and quality controls on a timely basis, as well as expand, train, motivate and manage our work force in order to accommodate anticipated growth and compete effectively in our market segment. Successful implementation of our strategy also requires that we establish and manage a competent, dedicated work force and employ additional key employees in corporate management, product design, client service and sales. We can give no assurance that our personnel, systems, procedures and controls will be adequate to support our existing and future operations. If we fail to implement and improve these operations, there could be a material, adverse effect on our business, operating results and financial condition.

IF WE DO NOT CONTINUALLY UPDATE OUR PRODUCTS, THEY MAY BECOME OBSOLETE AND WE MAY NOT BE ABLE TO COMPETE WITH OTHER COMPANIES

Internet technology, software applications and related infrastructure are rapidly evolving. Our ability to compete depends on the continuing development of our technologies and products. We cannot assure you that we will be able to keep pace with technological advances or that our products will not become obsolete. We cannot assure you that competitors will not develop related or similar products and bring them to market before we do, or do so more successfully, or that they will not develop technologies and products more effective than any that we have developed or are developing. If that happens, our business, prospects, results of operations and financial condition will be materially adversely affected.

OUR BUSINESS IS CONCENTRATED, MAKING OUR OPERATIONS SENSITIVE TO ECONOMIC FLUCTUATIONS

Because of our extremely limited financial resources, it is unlikely that we will be able to further diversify our operations. Therefore, we will be subject to economic fluctuations within our industry. If our business does not succeed, you could lose all or part of your investment.

IF WE DO NOT SUCCEED IN OUR BUSINESS DEVELOPMENT STRATEGY, WE MAY NOT ACHIEVE THE RESULTS WE PROJECT

Our business strategy is designed to expand the sales of our products and services. Our ability to implement our plan will depend primarily on our ability to offer our solutions through cost-effective sales channels.  The availability of qualified and cost-effective sales personnel will also factor into our success. There are no firm agreements for employment of additional marketing personnel, and we can give no assurance that any of our business development plans will be successful or we will be able to establish additional favorable relationships for the marketing and sales of our products and services. We also cannot be certain when, or if, we will be able to hire the appropriate marketing personnel and/or establish additional merchandising relationships.

OUR OFFICERS AND DIRECTORS HAVE LIMITED LIABILITY AGAINST LAWSUITS

Echometrix is a Delaware corporation. Delaware law permits the indemnification of officers and directors against expenses incurred in successfully defending against a claim. Delaware law also authorizes Delaware corporations to indemnify their officers and directors against expenses and liabilities incurred because of their being or having been an officer or director. Our organizational documents provide for this indemnification to the fullest extent permitted by law.

OUR COMPANY IS A PARTY TO VARIOUS LITIGATION

We have been engaged in various litigations (See Litigation section below).  We could be subject to future litigations that could materially affect our ability to operate our Business.

RISKS RELATED TO OUR SECURITIES

WE HAVE BROAD DISCRETION TO USE THE OFFERING PROCEEDS

All of the net proceeds from issuing notes and from the sale of stock are anticipated to be used for working capital, including support of our expansion plans. Thus, our management will have sole discretion over how these proceeds are used. We cannot assure you that the proceeds will be invested to yield a favorable return.

ISSUANCE OF PREFERRED STOCK COULD HURT HOLDERS OF COMMON STOCK

Our board of directors is authorized by our charter to create and issue preferred stock. The rights of holders of preferred stock take precedence over the rights of holders of common stock. Between February 2007 and December 31, 2009, the Company created a class of 1,526,718 Series A 7% of cumulative preferred stock, since that date, we have sold an aggregate of 901,237 shares of Series A preferred stock and may issue additional shares of our Series A preferred stock at any time. The preferred stock has a preference or liquidation of $2.62. In September of 2009, the Company created a class of 550,055 Series B Preferred stock, and has issued 363,036 shares to date. The Preferred B has preference or liquidation of $9.09. The rights of future preferred stockholders could delay, defer or prevent a change of control of Echometrix, even if the holders of common stock are in favor of that change of control, as well as enjoy preferential treatment on matters like distributions, liquidation preferences and voting.

OUR STOCK PRICE HAS BEEN VOLATILE

Our stock price fluctuated between $0.05 and $0.23 for the six months ended June 30, 2010 and between $0.05 and $0.28 for the year ended December 31, 2009. The price of our shares may fluctuate significantly despite the absence of any apparent reason. In addition, our stock is thinly traded, leading to even greater volatility. You should expect this volatility to continue. The price of our common stock may be subject to considerable fluctuations as a result of various factors, including but not limited to:

•           Technological innovations or commercialization of new products by our   competitors;
•           The release of research reports by securities analysts;
•           Disputes concerning patents or proprietary rights;
•           Financial results of other firms, particularly those in our industry; and
•           Economic and other external factors.

The Company’s Common Stock does not currently have an active or liquid public market. As a result, even if the Securities are registered, investors may find it difficult to sell them. There can be no assurance that a liquid market for the Securities will ever develop in the United States, or elsewhere, or that if such a market does develop, that it will continue; or that the trading price of the Securities will not be subject to significant price fluctuations. Investors may also find it difficult to obtain accurate information and quotations as to the price of the Company’s securities. Accordingly, an investment in the Securities should only be considered by those investors who do not require liquidity and can afford to suffer a total loss of their investment. An investor should consider consulting with professional advisers before making such an investment.

OUR SHARES ARE CLASSIFIED AS “PENNY STOCK” AND BECAUSE “PENNY STOCK” RULES WILL APPLY, YOU MAY FIND IT DIFFICULT TO SELL YOUR SHARES

A “penny stock” is a common stock that is not listed on a national securities exchange and trades for less than $5.00 per share. Additional disclosure is required in connection with trades in a penny stock. These disclosure requirements may have the effect of reducing the level of trading activity in our common stock, making the market for the shares of common stock illiquid.

THERE WILL BE A SIGNIFICANT NUMBER OF SHARES OF COMMON STOCK ELIGIBLE FOR FUTURE SALE AND THIS MAY HURT THE MARKET PRICE OF THE SHARES

The market price of our shares could decline as a result of sales, or the perception that sales could occur, of a large number of shares available in the public market. Such sales also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. At June 30, 2010, we had a total of 118,012,187 shares of common stock outstanding, but there were also 173,346,203 shares that could be acquired upon the conversion or exercise of outstanding preferred stock, notes, options and warrants. Upon the conversion or exercise of these securities, your interest in Echometrix will be diluted.

WE HAVE NEVER PAID ANY CASH DIVIDENDS

Echometrix has never paid any cash dividends on its shares of common stock and there are presently no plans being considered that would result in the payment of cash dividends.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document that we file at the SEC’s public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-1 with respect to the common stock that may be sold under this prospectus. This prospectus does not contain all of the information set forth in that registration statement, certain parts of which are not included in accordance with the rules and regulations of the SEC. Copies of that registration statement can be obtained from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.

USE OF PROCEEDS.

We will use any proceeds we receive from the exercise by holders of the warrants as working capital and to repay our existing debt.

CAPITALIZATION.

The following table sets forth our actual capitalization at June 30, 2010. You should read this section in conjunction with our financial statements and related notes appearing elsewhere in this prospectus.

Current liabilities		$2,664,426

Other liabilities		10,204

Stockholders’ deficit
Preferred stock - $.0001 par value, authorized - 25,000,000 shares
Series A Preferred stock- $.0001 par value, 1,526,718 designated; issued and outstanding-901,237	90
Series B Preferred stock - $.0001 par value, authorized – 550,055 shares issued and outstanding – 363,036	36
Common stock - $.0001 par value, authorized – 400,000,000 shares issued and outstanding – 118,012,187 shares	11,801
Additional paid-in capital	34,786,180
Accumulated deficit	(37,062,051)
Total stockholders’ deficit		(2,263,944)

Total Capitalization		$410,686

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

You should read the following discussion together with our consolidated financial statements and the related notes included elsewhere in this prospectus.

Forward Looking Statements

Except for the historical information contained herein, the matters discussed below or elsewhere in this prospectus may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Forward-looking statements reflect the Company's views and assumptions based on information currently available to management. Such views and assumptions are based on, among other things, the Company's operating and financial performance over recent years and its expectations about its business for the current and future fiscal years.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Such statements are subject to certain risks, uncertainties and assumptions, including, but not limited to, (a) the Company's ability to secure necessary capital in order to continue to operate (b) the Company's ability to complete and sell its products and services, (c) the Company's ability to achieve levels of sales sufficient to cover operating expenses, (d) prevailing economic conditions which may significantly deteriorate, thereby reducing the demand for the Company's products and services, (e) regulatory or legal changes affecting the Company's business and (f) the effectiveness of the Company's relationships in the parental control and monitoring software and services, and imaging products business. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to be correct. Such statements are subject to certain risks, uncertainties and assumptions, including, but not limited to,   the factors we describe under “Risk Factors,” and

•	the Company’s ability to secure necessary capital in order to continue to operate;
•	the Company’s ability to complete and sell its products and services;
•	the Company’s ability to achieve levels of sales sufficient to cover operating expenses;
•	prevailing economic conditions which may significantly deteriorate, thereby reducing the demand for the Company’s products and services;
•	regulatory or legal changes affecting the Company’s business; and
• the effectiveness of the Company’s relationships in the parental control and monitoring software and services business.

General

Echometrix, Inc is a software company that develops technology that understands and interprets the digital web. The Company currently maintains two operating divisions; the FamilySafe Parental Controls division and the Data Analytics division. Through FamilySafe Inc, a wholly owned subsidiary, we offer software products intended to protect children from dangers on the Internet and the world of mobile texting. Our products have been specially engineered to monitor, block and alert parents the moment a child encounters inappropriate material from any Internet or mobile related source. Our Data Analytics division has developed an advanced data analytics tool designed to enable real-time aggregation, measurement, and analysis of digital data streams.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  These circumstances raise substantial doubt about the Company's ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.  Management's efforts have been directed towards the development and implementation of a plan to generate sufficient revenues to cover all of its present and future costs and expenses.  The plan includes, among other things, implementing numerous online sales campaigns of parental control software, and leveraging the Company’s core competencies.

If the Company does not generate sufficient revenues from the sales of its products in an amount necessary to meet its cash needs, the Company will need additional financing to continue to operate. As the Company increases sales from its products and services, the Company expects to increase cash flows from operations.

Management's efforts have been directed towards the development and implementation of a plan to generate sufficient revenues to cover all of its present and future costs and expenses. This plan which was implemented in the fourth quarter of fiscal year 2009 includes a corporate restructuring, which repositions Echometrix as a business-to-business (B2B) company.  By realigning the Company into two separate and distinct divisions, FamilySafe and Data Analytics, Echometrix will refocus its business on high-growth, global resellers with established consumer brands. In line with accelerating growth through this realignment, Echometrix has completed and is launching a multi-language version of its award-winning FamilySafe Internet product on a global basis. The Company is also launching its new FamilySafe Mobile offering, the first ever, multi-language parental text monitoring product which can be used on any text-enabled mobile phone. These products will only be available through major consumer-brand resellers and over the past two months, Echometrix has been in discussions with numerous consumer brands in the United States, Europe and South America. The Company's new approach will provide parents with increased access to FamilySafe's comprehensive child protection solution across all device platforms, including computers and mobile phones. Millions of teens now use mobile phones as their primary communication device and parents are increasingly concerned about new dangers such as sexting and cyber-bullying. Data Analytics: Echometrix is further developing the Data Analytics platform by integrating new analytical capabilities, innovative tools, and solutions to meet the ever-increasing growth of digital data streams.

Results of Operations

Comparison of the Results for the Six Months Ended June 30, 2010 and June 30, 2009

Revenue for the six months ended June 30, 2010 and 2009 was $16,419 and $17,409, respectively, a slight decrease of $990. Gross loss decreased to $51,279 from $16,462 due to the increased amortization of software costs in the current period ended June 30, 2010 compared to the same period in the prior year.

Operating costs totaled $2,070,957 for the six months ended June 30, 2010 compared to $1,552,369 for the prior six month period ending June 30, 2009.  This increase of $518,588 is due primarily to the increase of $491,539 in general and administrative expenses.  Included in general and administrative costs are salaries and employee benefits including stock based compensation, professional fees (including legal accounting and consulting fees) rent and general insurance.  Salaries, employee benefits and stock based compensation increased by approximately $327,743. Professional fees increased by approximately $179,026 compared to the six months ended June 30, 2009. The increase in general and administrative expenses is a direct result of the Company’s focus on the parental control product for the mobile market for consulting services, legal and non cash stock based compensation for services of outside consultants and advisors.

Loss (gain) on extinguishment of debt for the six months ended June 30, 2010 consisted of a gain of $3,500 for an extinguishment of accounts payable and a loss on extinguishment related to debt modification accounting of $34,763. The prior six months ended June 30, 2010 of $15,128 related to a gain for a pay off of a capital lease.

During the six months ended June 30, 2010 the Company recorded debt conversion expense totaling $159,638 compared to zero for the same comparative prior period.

Comparison of the Results for the Three Months Ended June 30, 2010 and June 30, 2009

Revenue for the three months ended June 30, 2010 and 2009 was $8,769 and $8,312, respectively, a slight increase of $484. Gross loss increased to $26,171 from $9,491 due to the increased amortization of software costs in the three months ended June 30, 2010 compared to the same period in the prior year.

Operating costs totaled $1,144,631 for the three months ended June 30, 2010 compared to $645,808 for the prior three month period ended June 30, 2009.  This increase of $495,823 is due primarily to the increase of $485,454 in general and administrative expenses.  Included in general and administrative costs are salaries and employee benefits including stock based compensation, professional fees (including legal accounting and consulting fees) rent and general insurance.  Salaries, employee benefits and stock based compensation increased by approximately $485,678. Professional fees increased slightly by approximately $36,722 compared to the six months ended June 30, 2009. The increase in general and administrative expenses is a direct result of the Company’s focus on the parental control product for the mobile market for consulting services, legal and non cash stock based compensation for services of outside consultants and advisors.

Loss (gain) on extinguishment of debt for the three months ended June 30, 2010 consisted of a gain of $3,500 for an extinguishment of accounts payable and a loss on extinguishment related to debt modification accounting of $34,763. There were no extinguishments in the comparable prior period.

During the three months ended June 30, 2010 the Company recorded debt conversion expense totaling $159,638 compared to zero for the same comparative prior period.

Liquidity and Capital Resources

The Company's liquidity and capital needs relate primarily to working capital and other general corporate requirements.  To date, the Company has funded its operations with stockholder loans, by issuing notes and by the sale of common and preferred stock.  Since inception, the Company has not generated any significant cash flows from operations.  At June 30, 2010, the Company had cash and cash equivalents of $49,270 and a working capital deficiency of $2,607,310.  If the Company does not generate sufficient revenues from the sales of its products in an amount necessary to meet its cash needs, the Company would need additional financing to continue to operate.  As the Company increases sales from its products and services, the Company expects to increase cash flows from operations.

Net cash used in operating activities for the six months ended June 30, 2010 and 2009 was $1,104,418 and $673,710, respectively.   The current period net cash used in operating activities relates to the net loss of $2,620,621 offset by adjustments totaling $1,516,204, which primarily relates to $865,464 of non cash stock compensation expense, debt modification expense of $159,638 and depreciation and amortization of $292,687.  The prior comparative period’s net cash used in operating was due to a net loss of $1,891,315 offset by non cash stock compensation of $845,567 and $264,533 of depreciation and amortization.

Net cash used in investing activities for the six months ended June 30, 2010 and 2009 was $89,044 and $142,794 and are attributable to the additions of software costs.  The Company has spent the six months ended June 30, 2010 in developing the parental control product for the mobile market.

Net cash provided by financing activities was $1,204,842 and $797,224 for the six months ended June 30, 2010 and 2009, respectively. The increase was a result of the proceeds from the sale of the Company’s Preferred B Stock totaling $1,300,000 in the current period compared to net proceeds from bridge note holders in the prior comparable six months totaling $1,075,000.

While the Company has raised capital from equity and debt transactions as mentioned above, we are dependent on improved operating results and raising additional funds over the next twelve month period. There are no assurances that we will be able to secure additional funding. In the event that we are unable to generate sufficient cash flow or receive proceeds from offerings of debt or equity securities, the Company may be forced to curtail or cease its activities.

Research and Development

Research and development costs are generally expensed as incurred. In accordance with the provisions of FASB Codification Topic ACS 985-20, "Costs of Software to be Sold, Leased, or Marketed,” software development costs are subject to capitalization beginning when a product's technological feasibility has been established and ending when a product is available for release to customers. For the six months ended June 30, 2010, and 2009 the Company capitalized $89,044 and $142,794 of software and website development costs, respectively.  The software and website costs are amortized on a straight line basis over the estimated useful life of three years. Amortization expense for the six month period ended June 30, 2010 and 2009 was $74,974 and $33,365 respectively.

 In accordance with FASB Codification Topic ASC 360-10-15, Impairment or Disposal of Long-Lived Assets, we review long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered.  In such circumstances, we will estimate the future cash flows expected to result from the use of the asset and its eventual disposition.  Future cash flows are the future cash inflows expected to be generated by an asset less the future outflows expected to be necessary to obtain those inflows.  If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, we will recognize an impairment loss to adjust to the fair value of the asset.  There have been no impairments for the six month period ended June 30, 2010.

The Company continually strives to enhance and improve the functionality of its software products.  As such all new programming must be tested, even if it is only a small component of a larger existing element of the software, before being released to the public. Testing is an ongoing process and generally occurs in three areas. First, upgrades and enhancements are done on a continual basis to prolong the lifecycle of the products and as new enhancements and upgrades are completed, each item must be tested for performance and function. Testing is also performed to assure that new components do not adversely affect existing software. Finally, as with all software, testing must assure compatibility with all third party software, new operating systems and new hardware platforms.

Significant and Critical Accounting Policies:

Our discussion of the financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in conformity with accounting principles generally accepted in the United States.  The preparation of our consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosure of any contingent assets and liabilities at the date of the financial statements.  Management regularly reviews its estimates and assumptions, which are based on historical factors and other factors that are believed to be relevant under the circumstances.  Actual results may differ from these estimates under different assumptions, estimates or conditions.

Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties, and potentially result in materially different results under different assumptions and conditions.  See Note 3 of “Notes to Consolidated Financial Statements” for additional disclosure of the application of these and other accounting policies.

Revenue Recognition: The Company recognizes revenues in accordance with authoritative guidance and when there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is determinable and collectability is reasonably assured. Software products and services revenue is derived via two distinct methods: direct non- consignment sales, and online Internet sales: (i) revenue in the form of direct non- consignment sales of merchandise are recognized when title passes to the customer, typically upon shipment, less an estimated reserve if return privileges exist (ii) revenue from online Internet sales is recognized upon the settlement of credit card charges, typically within three days of the sale.

Stock Based Compensation: Effective January 1, 2006, the Company’s 2004 Stock Plan and options granted outside of the Plan are accounted for in accordance with the recognition and measurement provisions of Share Based Compensation as defined in FASB Codification, topic 718, which requires compensation costs related to share-based payment transactions, including employee stock options, to be recognized in the financial statements.

Software Development Costs: Research and development costs are expensed as incurred. No research and development costs were incurred during the years ended December 31, 2009 and 2008. In accordance with the provisions of Accounting for the costs of computer software to be sold or otherwise marketed, software development costs are subject to capitalization beginning when a product's technological feasibility has been established and ending when a product is available for release to customers. For the years ended December 31, 2009 and 2008, the Company capitalized $247,207 and $108,957, respectively of software development costs.

Long-Lived Assets: In accordance with guidance for “Accounting for the Impairment or Disposal of Long-Lived Assets”, we review long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered.  In such circumstances, we will estimate the future cash flows expected to result from the use of the asset and its eventual disposition.  Future cash flows are the future cash inflows expected to be generated by an asset less the future outflows expected to be necessary to obtain those inflows.  If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, we will recognize an impairment loss to adjust to the fair value of the asset.  There were no impairments for the fiscal years ending December 31, 2009 and 2008

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption.

MARKET FOR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS.

Echometrix’s public offering was completed on July 23, 2003. A total of 2,474,000 units were sold in the public offering. Each unit consisted of one share of common stock, one Class A Warrant, exercisable for five years, to purchase one share of common stock at $0.75 per share, or Class A Warrant and one Class B Warrant, exercisable for seven years, to purchase one share of our common stock at $1.75 per share, or Class B Warrant. The common stock, Class A Warrants and Class B Warrants are quoted on the OTC Bulletin Board and trade under the symbol EHMI, EHMIW and EHMIZ respectively.

As of September 30, 2010, the Company had outstanding 119,300,553 shares of its common stock, par value $0.0001 per share, 2,469,000 Class A Warrants and 2,474,000 Class B Warrants. 5,000 of the Class A Warrants have been exercised.  None of the Class B Warrants have been exercised. Also outstanding were a placement agent warrant to purchase 247,400 units comprised of one share of common stock, one Class A Warrant and one Class B Warrant, and various placement agent warrants to purchase a total of 258,200 shares of the our common stock at a purchase prices ranging from $0.17 per share to $0.22 per share.

The Class A Warrant, Class B Warrants terms are being amended as of the date this prospectus is deemed effective by the SEC. The Class A Warrant shall now be exercisable until June 30, 2011 (extended from June 30, 2010).  The Class B Warrants shall now be exercisable until June 30, 2011 (extended from June 30, 2010).  Certain placement agent warrants (referenced above) are also extended to June 30, 2011.

Price Range of Common Stock

The following table shows the high and low bid prices of the Company’s Common Stock as quoted on the OTC Bulletin Board by quarter during the first three quarters ended September 30, 2010 and each of our last two fiscal years ended December 31, 2009 and 2008. These quotes reflect inter-dealer prices, without retail markup, markdown or commissions and may not represent actual transactions. The information below was obtained from those organizations, for the respective periods.

2010	Quarter Ended	Quarter Ended	Quarter Ended
	March 31, 2010	June 30, 2010	September 30, 2010
High	$0.15	$0.23	$0.15
Low	$0.05	$0.06	$0.06

2009	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	March 31, 2009	June 30, 2009	September 30, 2009	December 31, 2009
High	$0.14	$0.14	$0.29	$0.19
Low	$0.03	$0.06	$0.08	$0.03

2008	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	March 31, 2008	June 30, 2008	September 30, 2008	December 31, 2008
High	$0.25	$0.20	$0.19	$0.15
Low	$0.08	$0.08	$0.04	$0.04

The high and low bid prices for shares of the Company’s common stock on October 4, 2010 were $0.09 and $0.09 per share, respectively, based upon bids that represent prices quoted by broker-dealers on the OTC Bulletin Board.

Holders

As of September 29, 2010 there were approximately 182 holders of record of the Company’s common stock, approximately 22 holders of record of the Company’s Class A Warrants and approximately 42 holders of record of the Company’s Class B Warrants.

Dividends

Since its organization, the Company has not paid any cash dividends on its common stock, nor does it plan to do so in the foreseeable future.

SECURITIES AUTHORIZED FOR ISSUANCE
UNDER EQUITY COMPENSATION PLANS.

The following table provides information regarding the status of our existing equity compensation plans at December 31, 2009.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders	470,000	$0.30	1,030,000

Equity compensation plans not approved by security holders	24,599,001	$0.17	0

Total	25,069,001	$0.24	1,030,000

The number of securities remaining available for future issuance under equity compensation plans approved by security holders totaled 1,030,000 shares at December 31, 2009.

BUSINESS.
Description of Business

EchoMetrix, Inc. was incorporated in the State of Delaware on September 5, 2001 and completed its initial public offering on July 23, 2003. During the fiscal year ended December 31, 2008, the Company acquired 100% of the stock of EchoMetrix, Inc, a wholly owned subsidiary.

Business Summary

Echometrix, Inc is a software company that develops industry-leading technology that understands and interprets all the content on the digital web. Through FamilySafe Inc, a wholly owned subsidiary, we offer software products heralded as the most comprehensive and effective solution in protecting children from dangers on the Internet and the world of mobile texting. Our award-winning products have been specially engineered to monitor, block and alert parents the moment a child encounters inappropriate material from any Internet or mobile related source.

Business Strategy and Products

Through our FamilySafe Parental Controls division, we offer software products heralded as the most comprehensive and effective solution in protecting children from dangers on the Internet. Our award-winning products have been specially engineered to monitor, block and alert parents the moment a child encounters inappropriate material from any Internet related source.

FamilySafe Division

Online safety remains the primary concern for parents across America.  The prevalence of online predators coupled with adult content, and high-risk behavior (such as “cyber-bullying”, “text rage” and “sexting”) reinforces the need for advanced online safety products.  Our FamilySafe division remains committed to providing parents with best-of-breed parental control software, featuring real-time analysis and instant notification.

FamilySafe Parental Controls develops and distributes Sentry Parental Controls. FamilySafe's products are designed and built to assist parents in keeping their children safe while on the Internet and their cell phones. FamilySafe's products offer real-time, anywhere access to a child's online activity and the tools to educate parents and children about safe surfing habits.

FamilySafe’s "Sentry" products enable parents to receive instant email and SMS text messages when questionable online exchanges occur on their children's computers and cell phones, such as suspicious instant messages or conversations soliciting private or personal information, or attempts to access inappropriate web sites. With the click of a button, a parent's PC screen can turn into their child's screen to see all the activities being conducted, as they occur.  If necessary, the parent can either terminate the application or simply lock down the computer from the parent’s computer. FamilySafe products are designed from the ground up to prevent the child from disabling any of its features. Our controls help parents determine the programs they can use, the websites they can visit, the conversations they take part in, and when they can access the computer and the Internet. FamilySafe's Sentry Parental Control products are web-based, which offers the parent the ability to view, check, and adjust the program's settings from any web browser anywhere in the world.

FamilySafe’s SMS Parental Management System is a parental notification system that provides parents with instant notification when their child sends or receives inappropriate or potentially dangerous text messages. Uniquely, this FamilySafe SMS solution works on any text enabled phone from any carrier anywhere in the world. It is particularly easy to use because it is network-based, and it does not require any software or configuration adjustment to the mobile phone. It is designed to monitor any SMS messages from a Mobile Operator SMSC.

When the SMSC receives a text message, it forwards a copy of the message to the SMS Parental Management System which stores them, then analyzes the messages, and sends an alert about questionable content to the parent subscriber via email or SMS. The product uses a set of proprietary algorithms to determine which terms and acronyms reflect questionable or dangerous activity. These algorithms identify the “new” words used by children today, from thousands of SMS text messages that are sent and received by children.

The product also provides a full reporting of all incoming and outgoing SMS messages to parent subscribers. Parents can view these messages via a web portal that displays an easy-to-read activity log of their child’s SMS activity. To ensure parents understand the language in the SMS messages, the product includes a built-in translation capability to convert “Weblish” terms and acronyms into standard English.

The main focus of the SMS Parental Management System is to enable parents to manage their child’s SMS messaging. At the same time, the product is designed to comply with the privacy rules that protect both the child and the person whom the child is texting.

Marketing

EchoMetrix is currently marketing the FamilySafe Parental Control programs online through a number of web sites and landing pages.  These web sites primarily point back to our FamilySafe division’s main site www.sentryparentalcontrols.com. The market sensitivity and awareness to the vulnerability of children in the digital world continues to be enhanced by the very real but inflammatory stories that show up almost daily on the news and daily TV magazine shows.  The digital world can be a very dangerous place for kids.

During December 2009, the Company announced that it completed its corporate restructuring, which repositions Echometrix as a business-to-business (B2B) company. By realigning the Company, Echometrix will refocus its business on developing resller distribution agreements with high-growth, global resellers with established consumer brands.

In line with accelerating growth through this realignment, Echometrix has completed and is launching a multi-language version of its award-winning FamilySafe Internet product on a global basis. The Company is also launching its new FamilySafe Mobile offering, the first ever, multi-language parental text monitoring product which can be used on any mobile phone. These products will only be available through major consumer-brand resellers and over the past two months, Echometrix has been in discussions with numerous consumer brands in the United States, Europe and South America. The Company's new approach will provide parents with increased access to FamilySafe's comprehensive child protection solution across all device platforms, including computers and mobile phones. Millions of teens now use mobile phones as their primary communication device and parents are increasingly concerned about new dangers such as sexting and cyber-bullying.

FamilySafe/AmberWatch Partnership: As part of its ongoing partnership with the AmberWatch Foundation, the most trusted name in child protection, Echometrix is expanding the deployment of FamilySafe/AmberWatch Lookout. The innovative product offering enables parents to protect their children from increasingly prevalent dangers such as online predators, dangerous Web content and high-risk online behaviors such as cyber-bullying. In  December of 2009, Echometrix and the AmberWatch Foundation launched a new Public Service Announcement campaign in hundreds of major cities in the U.S. to raise the awareness of online dangers and to promote educational and technical solutions.

Competition

The Company’s FamilySafe division competes for business with other companies that have child-monitoring software that includes the following: NetNanny (ContentWatch, Inc.), Cybersitter (Solid Oak Software, Inc. (US)), CyberPatrol (SurfControl), McAfee Parental Controls (Networks Associates Technology, Inc.), Norton Parental Controls (Symantec Corporation), FilterPak (S4F, Inc.), Cyber Sentinel (Security Software Systems, Inc.), and Cyber Snoop (Pearl Software, Inc.).

The Company has to respond promptly and effectively to the challenges of technological change, evolving standards and the Company's competitors' innovations by continuing to enhance the Company's products and services, as well as the Company's sales and marketing channels.

Economic Dependency

The Company sold its products primarily on line in the current year and for fiscal year 2008.  In the first quarter of fiscal 2008 the Company did sell its product through one distributor, which accounted for 56% of the Company’s sales and this customer accounted for 100% of the accounts receivable at December 31, 2008. There was no customer that accounted for more than 10% of the sales for the fiscal year ended December 31, 2009.

Intellectual Property

To date, we have filed provisional patents for the Company’s FamilySafe product’s,  and look to file additional protection measures, such as, trademark, trade name or copyright protection in any jurisdictions in which it operates.  We intend to file to protect its trademarks and trade names in selected jurisdictions.  We therefore rely on trade secret laws and confidentiality provisions in our agreements to prevent the unauthorized disclosure and use of our intellectual property.

Employees

As of September 30, 2010, the Company has five full time employees.

Property

The Company leases an executive office consisting of 1,868 square feet at 6800 Jericho Turnpike, Suite 208E, Syosset, New York 11791. The lease commenced on July 31, 2006 and has a five year and two month term. The current rent is $4,401 per month ($52,812 per year) and increases approximately 3% per annum. The Company has a security deposit with its landlord of $8,406.  In the current year ended December 31, 2009 the Company settled on a previous office lease in Massachusetts and reduced the security deposit by $4,000 and reversed approximately $12,797 of rent expense and recorded it as a gain on extinguishment of a liability.

Rent expense was $50,289 and $61,953 for the years ended December 31, 2009 and 2008, respectively.

We believe that our facilities are adequate for our current and near-term needs.

Legal Proceedings

Freifeld

On or about November 2008, the plaintiffs, Freifelds brought an action against the Company seeking summary judgment in lieu of complaint on two debt conversions.  The plaintiffs converted their notes and received the Company’s stock certificates in November 2008. Subsequently, the plaintiffs brought suit, requesting repayment of their converted notes.  The Company has retained legal counsel and has filed pre-answer motion for summary judgment for the Company.  The Plaintiffs have moved for summary judgment in lieu of a complaint and we cross-moved for summary judgment. The Court has indicated that it is going to set the matter down for an evidentiary hearing. On September 3, 2009 the courts dismissed the Plaintiffs motion for summary judgment in favor of the Company. On July 9, 2009, the Plaintiffs filed discovery for the deposition schedule for October 27, 2009. The Company has been vigorously defending this action.

Attorney General Inquiry

By subpoena duces tecum dated September 24, 2009, the Attorney General’s Office of the State of New York advised the Company that it had opened an inquiry to determine whether an action or proceeding should be instituted against the Company or any other entity pursuant to Executive Law §63(12). On September 15, 2010, Echo Metrix, Inc. (the “Company”) entered into an Assurance of Discontinuance Pursuant to Executive Law §63(15) (the “Assurance”) with the Office of the Attorney General of the State of New York (the “OAG”). Pursuant to the Assurance: (i) the Company neither admits nor denies the findings of the OAG, made in connection with the OAG’s inquiry relating to the Company’s discontinued “PULSE” project, (ii) The Company is permanently enjoined from using or selling the PULSE product. (The Company had voluntarily ceased marketing the PULSE product shortly after the commencement of the OAG’s inquiry.), (iii) the Company will pay $100,000 to the OAG in disgorgement, penalties, and costs, and (iv) the OAG will discontinue its investigation of the “PULSE” project.

Federal Trade Commission Civil Investigative Demand

By Civil Investigative Demand dated December 16, 2009, the Federal Trade Commission “(“FTC”) advised the Company that it had opened an investigation to determine if there is, has been or may be any violations of laws administered by the FTC.  The Company has been cooperating with the FTC’s investigation, and while prepared to vigorously itself, the Company is prepared to explore a settlement with the FTC in order to amicably resolve the investigation.

MANAGEMENT.

 Directors, Executive Officers, Promoters, Control Persons and Corporate Governance; Compliance With Section 16(a) of the Exchange Act.

The identity of each of our directors and executive officers and their principal occupations for the past five years are as follows.

			Year
Name	Age	Position	Began Service

Peter Charles	41	Director, Chief Operating Officer, Interim Co-Chief Executive Officer	2009

Erica Zalbert	36	Chief Financial Officer, Interim Co-Chief Executive Officer	2008

Frank Chester	61	Director	2009

Randy S. Zelin	46	Director	2007

David Lewis	41	Director	2009

Peter Charles, 41, joined the Company in October of 2009 as Vice President, Director of Corporate Affairs and has served as a member of the Company’s Board of Directors since November of 2009. His responsibilities at the Company includes corporate development, strategic initiatives, corporate communications, managing key relationships and overseeing technology development within the Company's mobile division. Mr. Charles has been instrumental in implementing corporate governance and is a member of the Company’s finance committee. Prior to joining Echometrix, Mr. Charles was with Thorium Power (now Lightbridge Corporation), a developer of novel nuclear fuels, where his primary responsibility was investor relations and also carried out various treasury duties.
Prior to joining Thorium Power in 2006, Mr. Charles was with Oppenheimer & Co., a full service investment firm. At Oppenheimer, Mr. Charles was registered as a General Securities Professional and was licensed for Sales Supervision and Management. Mr. Charles attended Northeastern University (B.S. 1991) in Boston, MA and he has over 18 years of experience in financial markets, working with various levels of investors including middle-market institutional investors. As a focus, Mr. Charles specialized in Control and Restricted Stock where he is well versed in SEC and NASD rules and the associated filing procedures. Mr. Charles is also well versed in global macroeconomics and regularly studies financial and economic history.

Erica Zalbert, 36, became the Chief Financial Officer of EchoMetrix, Inc. in May 2008 and Co-Chief Executive Officer in September 2010. Ms. Zalbert is responsible for the day to day finances of the Company as well as the long term strategic financing needs. Prior to joining the Company, Ms. Zalbert, was employed with Cambridge Who's Who Publishing, Inc., as Controller. Ms. Zalbert established its accounting department from the ground up, overseeing the internal accounting of all merged who's who entities, consolidated their financial reporting, captured daily and weekly revenues, managed the payroll process, and implemented a Microsoft-based Solomon accounting system. Ms. Zalbert's professional career in finance and accounting began when she joined PricewaterhouseCoopers as an Associate in 1998, and leaving in 2003.During her tenure, she conducted audits for a diversified clientele in the manufacturing, distribution, retail, telecommunications, advertising, mortgage banking, education, and not-for profit sectors. From 2003 to 2006, Ms. Zalbert held the position of Vice President of Financial Reporting for Newtek Business Services (NASDAQ: NEWT). Her responsibilities included reviewing financials for the parent company and 60+ subsidiaries, inter-company analysis, and SEC and regulatory reports. Ms. Zalbert maintained stock compensation schedules, segment accounting and auditing schedules, and performed FIN 46 analysis. She revamped the department, transitioning the records of 25 Newtek companies from a consulting firm to in-house staff, implementing MAS 500 accounting software and FRX reporting software. Ms. Zalbert earned a BBA in Accounting from Hofstra University and is a Certified Public Accountant.

Frank Chester, 61, has been a director of EchoMetrix since March of 2009 and has been a member of the New York Stock exchange for twenty four years, with experience on the floor for almost forty years. During his years as a member, he owned a seat for fifteen years until the exchange became a public entity. When the exchange became public the seat was exchanged for stock and cash. Mr. Chester helped to start two brokerage firms become active members on the floor. Mr. Chester graduated from Villanova University in 1970 with a Bachelor of Science in Business Administration. He has been a guest on such television programs as CNBC, Fox Business, and Bloomberg radio.

Randy S. Zelin, 46, has been a director of EchoMetrix since 2007. An experienced attorney in private practice and a former Nassau County, NY Assistant District Attorney, Mr. Zelin concentrates in the areas of criminal defense and securities litigation. From June 2000 to present, Mr. Zelin serves as President of Randy Scott Zelin, P.C., a law firm in Westbury, New York. He is a graduate of Hofstra University (B.A. 1984) and the Touro College Jacob D. Fuchsberg Law Center (J.D. 1987). He is of counsel to Pryor & Mandelup, LLP, a distinguished bankruptcy, reorganization, and civil practice, where he maintains his office. Mr. Zelin is admitted to practice in New York, New Jersey, and in the U.S. District Courts for the Southern, Eastern, and Northern Districts of New York, and the U.S. Court of Appeals for the Second Circuit. Mr. Zelin is a member of the Nassau County Bar Association and the National Association of Criminal Defense Lawyers. He has lectured at continuing legal education programs on criminal law and procedure and has taught as a guest instructor in various local law schools’ trial advocacy programs as well as for the National Institute for Trial Advocacy. He also appears regularly on CNN Headline news to discuss noteworthy trials and criminal justice issues.

David Lewis, 41, has been a director of the Company since September 2009. Mr. Lewis is a founding partner and COO of Rock Island Capital, LLC, an investment group partnership comprised of seasoned business professionals with decades of operational experience. His responsibilities at Rock Island include developing corporate client relationships leading to investment opportunities as well as managing various aspects of public and private market transactions. Mr. Lewis attended University of Massachusetts  (B.S. 1991) in Amherst, MA and has acquired over 16 years of financial markets experience through affiliations with leading investment banking firms including Alex Brown & Sons, Prudential Securities, and Oppenheimer & Co. Mr. Lewis has specialized in public market transactions including initial and secondary public offerings, P.I.P.E. transactions, and institutional trading.  Mr. Lewis was affiliated with National Securities in Boca Raton, FL ('05-'07) where he advised clients in the areas of in depth asset management & asset allocation as well as corporate strategy and valuation.  In 2008, Mr. Lewis founded a consultancy that has advised numerous companies in various industries including software, energy, nuclear power, and consumer products.

Each director holds office until the next annual stockholders meeting or until a successor is duly elected or appointed.  Officers are appointed to their positions, and continue in such positions, at the discretion of the directors.

Audit Committee

On April 2, 2003 the Board of Directors established an Audit Committee, which consists of one director, who must be an independent director, as defined in the Charter for the Audit Committee. The Audit Committee consisted of David Barnes, as Chairman, until his resignation on March 26, 2009.  Members of the Committee are appointed by the Board of Directors and serve one-year terms. Members may be removed by the Board of Directors at any time with or without cause. Upon the removal or resignation of a member, the Board of Directors may appoint a successor to serve the remainder of the unexpired term. The Audit Committee will meet at least four times annually with the independent auditors and more frequently as circumstances dictate.

The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities with respect to:

•	the integrity of the financial reports and other financial information provided by us to the public or any governmental body;
•	our compliance with legal and regulatory requirements
•	our systems of internal controls regarding finance, accounting and legal compliance;
•	the qualifications and independence of our independent auditors;
•	the performance of our internal audit function and independent auditors;
•	our auditing, accounting, and financial reporting processes generally; and
•	the performance of such other functions as the Board of Directors may assign from time to time.

The Audit Committee has the authority to:

•	make recommendations to the Board of Directors regarding the appointment or replacement of independent public accountants;

•	confer with our independent public accountants regarding the scope, method and results of the audit of our books and accounts;

•	review our financial reporting process and the management recommendations made by our independent public accountants;

•	recommend and implement any desired changes to our audit procedures; and

•	perform such other duties as the Board of Directors may from time to time direct.

Audit Committee Financial Expert

The Company does not have a financial expert, as defined in paragraph (d) (2)(5)(ii) of Item 407 of Regulation S-K.

Code of Ethics

Our board of directors adopted a Code of Ethics that covers all executive officers of our company and its subsidiaries. The Code of Ethics requires that senior management avoid conflicts of interest; maintain the confidentiality of information relating to our company; engage in transactions in shares of our common stock only in compliance with applicable laws and regulations and the requirements set forth in the Code of Ethics; and comply with other requirements which are intended to ensure that such officers conduct business in an honest and ethical manner and otherwise act with integrity and in the best interest of our company.

All our executive officers are required to affirm in writing that they have reviewed and understand the Code of Ethics.

Any amendment of our Code of Ethics or waiver thereof applicable to any of our principal executive officer, principal financial officer and controller, principal accounting officer or persons performing similar functions will be disclosed on our website within 5 days of the date of such amendment or waiver. In the case of a waiver, the nature of the waiver, the name of the person to whom the waiver was granted and the date of the waiver will also be disclosed. A copy of our Code of Ethics is incorporated by reference to the Company’s form 10-KSB filed with the Securities and Exchange Commission on March 16, 2004.

Indebtedness of Executive Officers and Directors

SUMMARY COMPENSATION TABLE
							All Other
Name and Principal		Salary (1)		Bonuses	Option Grants (2)		Compensation	Total
Position	Year	($)		($)	($)		($)	($)
(a)	(b)	(c)		(d)	(e)		(f)	(g)

Jeffrey Greene, Chief (4)	2009	$229,846		-	$450,000		$26,000	$705,846
Executive Officer (4)	2008	$-		-	-		$70,000	$70,000
William J. Bozsnyak, Former (3)	2009	$150,000		-	$3,549,395	(3)	$100,000	$250,000
Chairman and Chief Executive (3)	2008	$150,000		-	$105,000	(3)	$100,000	$250,000
Erica Zalbert, Chief Financial	2009	$146,538		-	$105,000		-	$251,538
Officer	2008	$66,000	(5)	-	$14,000		-	$80,000
Brian P. O’Connor, Former Chief	2009	-		-	-		-	-
Operating Officer	2008	$139,615	(6)	-	-		-	$139,615

No executive officer, director or any member of these individuals’ immediate families or any corporation or organization with whom any of these individuals is an affiliate is or has been indebted to us since the beginning of our last fiscal year.

Family Relationships

There are no family relationships among our executive officers and directors.

Legal Proceedings

During the past five years, no officer or director of the Company has:
•	been convicted in or is currently subject to a pending a criminal proceeding;
•
been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any Federal or state securities or banking laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law; nor

•
has any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto.

 Executive Compensation

Each of our named executive officers has entered into a three year employment agreement with EchoMetrix.   Pursuant to the respective employment agreement, each executive officer receives an annual base salary, a non-ISO option grant, paid health insurance and four weeks of vacation annually.  The employment agreements require the named executive officers to maintain the confidentiality of EchoMetrix information and subject them to non-competition and non-solicitation restrictions during their employment.

The following table shows the compensation earned by each of the named executive officers for the years ended December 31, 2009 and 2008.

(1)           Salary represents base salary earned in 2009 and 2008.

(2)           Represents the amount recognized by EchoMetrix for financial statement reporting purposes in accordance with the recognition and measurement provisions of Share Based Compensation as defined in FASB Codification, topic 718, which requires compensation costs related to share-based payment transactions, including employee stock options, to be recognized in the financial statements.

(3)          On February 10, 2009 (the “Separation Agreement Effective Date”), in connection with Mr. Bozsnyak’s resignation as Chief Executive Officer and Chairman of the Company, the Company entered into a separation agreement with Mr. Bozsnyak (the “Separation Agreement”).  Mr. Bozsnyak’s agreement while employed consisted of salary of $150,000 and $100,000 paid quarterly in options to purchase our common stock.  In exchange for salaries owed for 2009 and as part of the separation agreement, the Company granted Mr. Bozsnyak 4,000,000 options at an exercise price of $0.11 on a cashless or non cashless basis.  Pursuant to the Separation Agreement, Mr. Bozsnyak will retain 3,395,556 vested options for a period of three years from the Separation Agreement Effective Date; all other unvested options were cancelled.

(4)           Mr. Greene entered into an employment agreement with the Company effective February 10, 2009.  Other compensation represents amounts owed prior to the effective date of his employment. Mr. Greene was terminated as chief executive officer in September 2010.

(5)           Ms. Zalbert commenced employment with EchoMetrix as our Chief Financial Officer in May 2008.  Her compensation amounts reflect her compensation for the period during which she served in this position for the fiscal year ended December 31, 2008.

(6)     Includes compensation through his resignation as Chief Operating Officer on December 15, 2008.

The following table shows outstanding option awards held by each of the named executive officers as of December 31, 2009.

	OUTSTANDING OPTION AWARDS (1)
Name	Total Outstanding Option Award (#)	Number of Securities Underlying Exercisable but Unexercised Options (#)	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
(a)			(b)	(c)	(d)

Jeffrey Greene, Chief	2,500,000	-	2,500,000	$0.15		(2)
Executive Officer	5,000,000	5,000,000	-	$0.10	02/10/14

Erica Zalbert, Chief	200,000	200,000	-	$0.09	11/18/13
Financial Officer	1,750,000	250,000	1,500,000	$0.08	06/01/14

(1)	No options were exercised in 2009 by any named executive officers. During 2010, Ms. Zalbert exercised 450,000 options, and entered into a 10b-5 plan, under which Ms. Zalbert exercised 20,000 options.

(2)	These options are based on performance measures and will expire 5 years from the date of grant. No options were granted in 2009. In September of 2010, Mr. Greene was terminated.

2004 Stock Plan

The Company’s 2004 Stock Plan (the “Plan”), which is shareholder approved, permits the grant of share options and shares to its employees for up to 1,500,000 shares of Common Stock as stock compensation.  All stock options under the 2004 Stock Plan are granted at the fair market value of the Common Stock at the grant date. Employee stock options vest ratably over a three-year period and generally expire 5 years from the grant date.  Additionally, the Company grants options and shares to its employees outside the Plan under the same general terms.

Director Compensation

Directors who are employees of the Company do not receive any fees for their service on the Board. We use equity-based incentive compensation to attract and retain qualified candidates to serve on our Board. Our non-employee directors receive quarterly equity compensation in the form of stock options to purchase shares of the Company's common stock.

DIRECTOR COMPENSATION TABLE
Name		Fees Earned or Paid in Cash ($)		Stock and Option Awards ($)		Total ($)
Randy S. Zelin	2009		$-	$$27,073	(4)	$27,063
	2008		$-	$50,500	(3)	$50,500
Peter Sealey (2)	2009	$		$6,073	(5)	$6,073
	2008		$-	$-		$-
Frank Chester (2)	2009		$-	$6,073	(5)	$6,073
	2008		$-	$-		$-
David Lewis (2)	2009		$-	$6,073	(5)	$6,073
	2008		$-	$-		$-

(1)	No options were exercised in 2009 by any directors.
(2)	Mr. Sealey, Mr. Chester, and Mr. Lewis joined the Board in 2009. Mr. Sealey resigned in April of 2010.
(3)	Represents amounts recognized by EchoMetrix for financial statement reporting purposes of 450,000 shares of restricted common stock.
(4)	Represents amounts recognized by EchoMetrix for financial statement reporting purposes of 150,000 shares of restricted common stock and 71,948 options to purchase common stock.
(5)	Represents amounts recognized by EchoMetrix for financial statement reporting purposes of 71,948 options to purchase common stock.

The following table sets forth certain information, as of August 30, 2010 with respect to the beneficial ownership of our Common Stock by each: (i) holder of more than five percent (5%) of the outstanding shares of our Common Stock; (ii) our executive officers and directors; and (iii) all our executive officers and directors as a group.  The Company's issued and outstanding voting securities at the close of business on August 30, 2010, consisted of 119,270,841 shares of Common Stock.  Unless otherwise indicated, the address of each of the named persons is care of EchoMetrix, Inc., 6800 Jericho Turnpike, Suite 208E, Syosset, New York 11791.

Name	Shares Benefically Owned	Percentage Beneficially
Rock Island Capital, LLC (1)	144,935,446	62.83%
David Lewis (1)	36,452,273	23.41%
William Bozsnyak	11,182,904	8.94%
Lewis Asset Management Fund & LAM Opportunity Fund	7,633,600	6.02%
Gene Bicknell	6,555,128	5.50%
Frank Chester	3,766,411	3.13%
Peter Charles	3,000,000	2.45%
Erica Zalbert	1,480,000	1.23%
Randy S. Zelin	781,815	*
All directors and executive officers as a group (4 persons)	45,480,499	30.28%

(1)
Rock Island Capital, LLC, with an address of One Aventura Blvd, 20900 NE 30th Ave, Aventura FL, 33180, has four members, one of which is David Lewis who serves on our board of directors. The amounts beneficially owned by Rock Island include Mr. Lewis’s ownership.  Included in the total beneficial ownership is (i) 39,603,960 Series B Preferred Stock owned by Rock Island Capital, LLC; (ii) 33,516,735 shares of Common Stock which is majority owned  by Mr. Richard Grossfeld (11,340,000 shares) and Mr. Jamie Safier (10,692,000 shares) and Mr. David Lewis (10,044,000 shares); (iii) 72,931,486 warrants to purchase the Company’s common stock which is majority owned by Mr. Richard Grossfeld (24,441,829 warrants) and Mr. Jamie Safier (24,050,868 warrants) and Mr. David Lewis (22,593,240 warrants).

* less than one percent

 Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of the Company's common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities which may be acquired by such person within 60 days from the date on which beneficial ownership is to be determined, upon the exercise of options, warrants or convertible securities.  Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities that are held by such person (but not those held by any other person) and which are exercisable within such 60 day period, have been exercised.

Certain Relationships and Related Transactions, and Director Independence

Due to stockholders

At December 31, 2009 and 2008, the Company was indebted to its former CEO, William Bozsnyak, in the amounts of $43,718 and $163,718, respectively, for working capital advances made to the Company.  In accordance with Mr. Bozsnyak’s separation agreement dated February 2009, in the fiscal year ended December 31, 2009, the Company repaid $120,000 of the loan previously made for working capital advances. For the years ended December 31, 2009 and 2008, interest expense was charged in the amounts of $1,008 and $10,639, respectively.  The interest rate used in this calculation is the same interest rate paid to the Company’s short term lender under the revolving line of credit described in Note 5, (5.5% and 7.25%) at December 31, 2009 and 2008, respectively.  At December 31, 2009 and 2008, $164,100 and $163,092 in accrued interest was due to Mr. Bozsnyak, respectively.

At December 31, 2009 and 2008, $100,019 and $360,588, respectively, was owed for unpaid salaries and accrued vacation to Mr. Bozsnyak and Mr. O’Connor. During the year ended December 31, 2009, the Company repaid approximately $104,000 of unpaid salaries, of which approximately $86,000 was in accordance with Mr. Bozsnyak’s February 2010 separation agreement. Also in connection with his separation agreement, the Company reversed $88,997 of stock based compensation related to the value of unissued options from 2008 that were owed to Mr. Bozsnyak at December 31, 2008 in accordance with his employment agreement.

Due to affiliates

In December of 2008, the Company and Mr. O’Connor entered into a separation agreement when he resigned. Pursuant to the agreement, in full consideration of all unpaid compensation totaling $172,222, the Company agreed to a lump sum cash payment of $40,000 and the remaining $132,222 of compensation was to be paid in options (881,481 cashless options at an exercise price of $0.15) of the Company.  In October of 2009, the Company entered into a settlement agreement with the former Chief Operating Officer, Mr. O’Connor.  Pursuant to the settlement agreement, the Company arranged for a third party to purchase 750,000 shares of the Company’s common stock owned by Mr. O’Connor for $110,000. In consideration for the stock purchase agreement, Mr. O’Connor forgave the $40,000 lump sum cash payment, the 881,481 options and a debt of $47,671 from prior years due to an affiliate of the Company in which Mr. O’Connor owns.

Director Independence
Mr. Peter Sealey, former Chairman of the Company’s Board of Directors is also a director for Socket Mobile since 2002. Mr. Sealey resigned in April of 2010 from EchoMetrix. None of the other directors of the Company are directors of other companies with securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such act or any company  registered  under the Investment Company Act of 1940.

PLAN OF DISTRIBUTION.

The holders of our warrants may offer and sell from time to time under this prospectus the shares received by the holders upon exercise of their warrants. The holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. To the extent required, we may amend and supplement this prospectus to describe a specific plan of distribution.

The holders may sell the shares covered by this prospectus by several possible means. These include, but are not limited to, one or any combination of the types of transactions described in the following list and paragraphs:

•	on the OTC Bulletin Board or any other market where our common stock may trade, at the then-prevailing prices and terms or at prices related to the then-current market price or at negotiated prices;
•	a block trade in which a broker-dealer will attempt to sell shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by that broker-dealer for its own account under this prospectus;
•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or
•	in privately negotiated transactions.

In addition to the list above, the holders may also enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with that selling holder. The selling holder may also sell our common stock short and redeliver the shares to close out short positions.

The selling holder may enter into option or other transactions with broker-dealers or other financial institutions that require that selling stockholder to deliver the shares offered in this prospectus, and, in turn, the broker-dealer or other financial institution may resell those shares under this prospectus, as supplemented or amended to reflect the applicable transaction.

The selling holder may pledge shares of common stock to a broker-dealer or other financial institution, and, upon a default, that broker-dealer or other financial institution may sell the pledged shares of common stock under this prospectus, as supplemented or amended to reflect the applicable transaction. In addition, any shares of common stock that qualify for sale under Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.

The selling holder may sell shares of common stock directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or the purchasers of shares of common stock for whom those broker-dealers may act as agent or to whom they sell as principal or both. This compensation might be in excess of customary commissions. Market makers and block purchasers that purchase the shares of common stock will do so for their own account and at their own risk. It is possible that the selling holder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share that may be below the then-current market price. We cannot make assurances that all or any of the shares of common stock will be issued to, or sold by, the selling holder. The selling holder and any brokers, dealers or agents, upon effecting the sale of any of the shares of common stock offered by this prospectus, may be deemed “underwriters” as that term is defined under the Securities Act or the Securities Exchange Act, or the rules and regulations these acts.

The selling holder may sell all or any part of the shares of common stock through an underwriter. Echometrix is not aware of any agreement any selling holder may have entered into with a prospective underwriter and there is no assurance that the selling holder will enter into any agreement with a prospective underwriter. If the selling holder enters into an agreement or agreements with a prospective underwriter, the relevant details will be set forth in a supplement or revisions to this prospectus.

To comply with the securities laws of some states, the shares of common stock must be sold in some jurisdictions only through registered or licensed brokers or dealers. Also, in some states the shares of common stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and there has been compliance with that requirement.

The anti-manipulation rules of Regulation M under the Securities Exchange Act may apply to sales of shares of common stock in the market and to the activities of the selling holder and their affiliates. In addition, we will make copies of this prospectus available to the selling holder and we informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares of common stock offered under this prospectus.

At the time a particular offer of shares of common stock is made, if required, a prospectus supplement will be distributed that will set forth the number of shares of common stock being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

Echometrix anticipates that the selling holders will offer for sale all of the shares being registered, to the extent that those shares are issued to the selling holder upon exercise of their warrants. Further, because it is possible that a significant number of shares could be sold at the same time under this prospectus, any sales, or the possibility of sales, may depress the market price of the common stock.

Echometrix will bear all costs and expenses of the registration of the selling shareholder’s shares under the Securities Act and state securities laws. However, the selling shareholder will bear all underwriting and brokerage commissions and underwriting expenses, if any, attributable to the sale of its shares.

We have indemnified the selling holders against certain liabilities, including certain liabilities under the Securities Act of 1933.

DESCRIPTION OF SECURITIES TO BE REGISTERED.

Common Stock

Our authorized capital stock consists of 400,000,000 shares of common stock, par value $.0001 per share. Each holder is entitled to one vote for each share held on all matters to be voted upon by the stockholders. As of September 30, 2010, 119,300,553 shares of common stock were outstanding and held by approximately 182 record holders. The shares of common stock do not have cumulative voting rights, which means that holders of more than 50% of the shares of common stock voting for the election of directors can elect all the directors.

The holders of common stock are entitled to receive a pro-rata share of dividends, if any, as may be declared from time to time by the board of directors out of funds legally available for the payment of dividends. However, we do not intend to pay cash dividends to common stockholders. In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share pro-rata in all assets remaining after payment of our liabilities and any preferences to the preferred stockholders . Shares of common stock have no preemptive, conversion, or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock.

Preferred Stock

We are authorized to issue up to 25,000,000 shares of preferred stock. Currently, we have designated 1,526,718 shares of Series A 7% Cumulative Convertible Preferred Stock, or Series A Preferred Stock. The holders of outstanding shares of Series A Preferred Stock are entitled to receive, in any fiscal year, when, if and as declared by the Board of Directors, out of any assets at the time legally available, dividends on a pro rata basis in cash at the rate of 7% per annum on the stated value of $2.62 per share. Each holder of shares of Series A Preferred Stock shall have the right, at any time and from time to time, to convert some or all such shares into fully paid and non-assessable shares of common stock at the rate of 10 shares of common stock for every one share of Series A Preferred Stock.

We have designated 550,055 shares of Series B Convertible Preferred Stock, or Series B Preferred Stock, of which 434,543 shares have been issued as of September 30, 2010. The holders of outstanding shares of Series B Preferred Stock are entitled to dividends on a quarterly basis, cash dividends (dependent on certain cash flow thresholds) and super majority voting rights. Each holder of shares of Series B Preferred Stock shall have the right, at any time and from time to time, to convert some or all such shares into fully paid and non-assessable shares of common stock at the rate of 100 shares of common stock for every one share of Series B Preferred Stock.

Warrants

Each Class A Warrant gives its holder the right to purchase one share of our common stock for $.17 per share , and are exercisable at any time until June 30, 2011  (extended from June 30, 2010). If our common stock trades for at least 5 consecutive trading days at a price of $1.50 or more per share, we will have the right to call the Class A Warrants at a price of $.01 per Class A Warrant unless the investor chooses to exercise his or her Class A Warrant at that time.  As of September 7, 2010, 2,469,000 Class A Warrants were outstanding and held by approximately 22 record holders.

Each Class B Warrant gives its holder the right to purchase one share of our common stock for $.22 per share and are exercisable at any time until June 30, 2011 (extended from June 30, 2010). If our common stock trades at least 5 consecutive trading days at a price of $2.50 or more per share, we will have the right to call the Class B Warrants at a price of $.01 per Class B Warrant unless the investor chooses to exercise his or her Class B Warrant at that time. As of September 7, 2010, 2,474,000 Class B Warrants were outstanding and held by approximately 42 record holders.

As additional compensation to the placement agent who placed the Company’s securities in 2003, the agent and its designees received a warrant to acquire 247,400 units of the Company’s securities for $0.985 each for five years. Each unit is comprised of one share of common stock, an A warrant to acquire one share of common stock at $0.985 and another B warrant to acquire a common share at $2.285 per share. On December 31, 2007, we extended the term to exercise the "Placement Agent" Warrant to acquire the Units, the A Warrants and the B Warrants from December 31, 2007 to December 31, 2008. The exercise price of the "Placement Agent" Warrant to purchase the Units was lowered from $0.985 to $0.17 and the Class A Warrant was lowered from $0.985 to $0.17 per share of our common stock, and we reduced the exercise price of the Class B Warrant from $2.285 to $0.22 per share of our common stock.  These warrants are also being extended and are now exercisable until June 30, 2011.

Warrants to acquire 172,800 shares of the Company’s common stock at $0.17 and $0.22 per share were issued to a placement agent exercisable for five years as part of his compensation for his services in the Company’s private placement of its securities in 2004. Such warrants are extended and are now exercisable until June 30, 2011.

LEGAL MATTERS

The validity of the shares of common stock offered hereby has been passed upon for Echometrix byTannenbaum Helpern Syracuse & Hirschtritt LLP, 900 Third Avenue, New York, NY 10022.

EXPERTS

The consolidated financial statements of Echometrix, Inc. and Subsidiaries as of December 31, 2009 and 2008, appearing in this Prospectus have been audited by Sherb & Company, LLP the Company’s registered independent public accounting firm, as set forth in their report here thereon appearing elsewhere herein and are included in reliance upon that report given on the authority of that firm as experts in accounting and auditing.

INDEX
Page No.

FINANCIAL STATEMENTS:

Report of Independent Registered Public Accounting Firm	F-1

Consolidated Balance Sheets as at December 31, 2009 and 2008	F-2 - F-3

Consolidated Statements of Operations
For the Years Ended December 31, 2009 and 2008	F-4

Consolidated Statement of Stockholders' Deficit
For the Years ended December 31, 2009 and 2008	F-5 - F-6

Consolidated Statements of Cash Flows
For the Years Ended December 31, 2009 and 2008	F-7 - F-8

Notes to Consolidated Financial Statements	F-9 - F-24

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of EchoMetrix, Inc.
Syosset, New York

We have audited the accompanying consolidated balance sheets of EchoMetrix, Inc. and Subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the years ended December 31, 2009 and December 31, 2008. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EchoMetrix, Inc. and Subsidiaries at December 31, 2009 and December 31, 2008, and the results of their operations and their cash flows for the year ended December 31, 2009 and December 31, 2008  in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has negative working capital and a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Sherb & Company LLP

New York, New York
March 31, 2010

ECHOMETRIX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

ASSETS

	December 31,	December 31,
	2009	2008

Current assets:
Cash	$37,890	$25,217
Accounts receivable less allowance for doubtful accounts of $0 and $250 respectively	238	1,891
Prepaid expenses	12,671	18,780
Total current assets	50,799	45,888

Property and equipment - net	68,094	130,953

Other assets:
Capitalized software costs, less amortization of $82,120 and $22,043, respectively	252,001	86,914
Website development costs, less amortization of $5,000	40,000	-
Deferred finance costs, less amortization of $10,000 and $330,339, respectively	-	10,000
Security deposit	9,454	13,454
Intangible assets, less amortization of $9,657 and $28,970, respectively	-	9,657

Total other assets	301,455	120,025

Total assets	$420,348	$296,866

See notes to consolidated financial statements

ECHOMETRIX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Continued)

LIABILITIES AND STOCKHOLDERS' DEFICIT

	December 31,	December 31,
	2009	2008

Current liabilities:
Note payable - bank	$-	$49,007
Current portion of long term debt and capital leases	47,991	57,101
Current portion of 10% convertible notes payable	233,832	668,000
Convertible short term bridge notes payable, net of discount of $111,574 and $59,279 respectively	1,642,249	1,020,721
Non convertible short term bridge notes payable	273,067	210,000
Due to stockholders	307,838	887,755
Due to affiliates	-	47,671
Accounts payable	295,771	538,158
Accrued expenses	501,727	369,824
Total current liabilities	3,302,475	3,848,237

Other liabilities:

Obligations under capital lease, net of current portion	5,735	59,325
Note payable - equipment, net of current portion	-	7,377
Deferred rent	7,541	9,498
Total liabilities	3,315,751	3,924,437

Stockholders' deficit
Series A Preferred stock - $.0001 par value, 1,526,718 designated; issued and outstanding - 901,237 respectively	90	90
Series B Preferred stock - $.0001 par value, 550,055 designated; issued and outstanding - 220,022 and 0 respectively	22	-
Common stock - $.0001 par value, authorized - 250,000,000 shares; issued and outstanding -79,203,336 and 71,787,304, shares, respectively	7,921	7,178
Additional paid-in capital	26,470,579	19,214,710
Accumulated deficit	(29,374,015)	(22,849,549)
Total stockholders' deficit	(2,895,403)	(3,627,571)

Total liabilities and stockholders' deficit	$420,348	$296,866

See notes to consolidated financial statements

ECHOMETRIX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2009	2008

Revenues	$31,428	$93,371

Cost of Sales
Amortization of software development costs	82,120	22,043
Software	699	24,009
Write off of inventory	-	219,669
Cost of Sales	82,819	265,721

Gross Loss	(51,391)	(172,350)

Operating expenses:
Selling	57,088	116,030
Web site costs	69,945	121,123
General and administrative	3,658,239	3,013,034
Depreciation and amortization	87,516	159,778
Total operating expenses	3,872,788	3,409,965

Loss from operations	(3,924,179)	(3,582,315)

Other (income) expenses:
Interest	396,410	1,312,432
Interest - related party	1,008	10,639
Gain on extinguishment of liabilities	(491,830)	-
Other expenses (income)	889	(63,393)
Amortization of note discounts	650,254	348,037
Total other expenses (income)	556,731	1,607,715

Net loss	(4,480,910)	(5,190,030)

Common stock dividends to be issued for Series B Preferred Stock	(43,556)	-
Deemed preferred stock dividend	(2,000,000)	-

Net loss applicable to common stockholders	$(6,524,466)	$(5,190,030)

Per share data
Loss per share - basic and diluted	$(0.09)	$(0.08)

Weighted average number of shares outstanding- basic and diluted	76,074,372	65,171,825

See notes to consolidated financial statements

ECHOMETRIX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional		Total
		Par Value $.0001		Par Value $.0001		Par Value $.0001	Paid-In	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance at December 31, 2007 (Restated)	901,237	$90	-	$-	45,139,182	$4,517	$14,301,695	$(17,659,519)	$(3,353,217)

Net proceeds from sale of securities					2,271,429	227	317,773		318,000
Common stock issued in connection with exercise of warrants					3,080,276	308	233,913		234,221
Common stock issued in connection with conversion of 10% notes payable					14,163,550	1,416	1,511,584		1,513,000
Common stock issued as interest on debt					742,867	70	96,692		96,762
Fair value of common stock issued for services					330,000	33	57,267		57,300
Warrants issued for services							116,000		116,000
Common stock issued for compensation					2,650,000	265	288,235		288,500
Common stock issued for purchase of Company					300,000	30	38,970		39,000
Common stock issued in connection with legal settlement					1,275,000	127	165,623		165,750
Restricted stock issued in connection with bridge notes payable					1,835,000	184	173,328		173,512
Warrant issued in connection with bridge notes payable							67,733		67,733
Beneficial conversion feature issued in connection with bridge notes payable							69,504		69,504
Interest related to modification of exercise price of warrants							75,000		75,000
Interest related to modification of conversion price of debt							1,014,811		1,014,811
Compensation related to modification of exercise price of warrants							117,000		117,000
Option expense							569,583		569,583
Net Loss								(5,190,030)	(5,190,030)

Balance at December 31, 2008	901,237	90	-	-	71,787,304	7,178	19,214,710	(22,849,549)	(3,627,571)

See notes to consolidated financial statements

ECHOMETRIX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008 (Continued)

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Additional		Total
		Par Value $.0001		Par Value $.0001		Par Value $.0001	Paid-In	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit

Balance at December 31, 2008	901,237	90			71,787,304	7,178	19,214,710	(22,849,549)	(3,627,571)

Common stock issued for interest on debt					675,795	66	79,771		79,837
Common stock issued in connection with 2008 warrants exercised					24,000	2	(2)		-
Common stock issued for conversion of 10% notes-principal					766,237	77	93,083		93,160
Common stock issued for conversion of Bridge Notes - principal					2,500,000	250	349,750		350,000
Common stock issued for legal settlement					500,000	50	44,950		45,000
Fair value of common stock issued for services					120,000	15	20,986		21,001
Restricted stock issued in connection with bridge notes payable					2,830,000	283	266,461		266,744
Warrants issued in connection with bridge notes payable							94,368		94,368
Beneficial conversion feature issued in connection with bridge notes							341,393		341,393
Interest related to modification of conversion price of debt							133,398		133,398
Fair value of warrants issued for consulting services							663,629		663,629
Fair value of options issued for consulting services							94,000		94,000
Fair value of warrants issued to employees							360,000		360,000
Option expense							670,548		670,548
Issuance of Preferred B securities			220,022	22			1,999,978		2,000,000
Dividends payable in common stock to Series B Preferred Stockholders							43,556	(43,556)	-
Deemed Dividend on Preferred B securities							2,000,000	(2,000,000)	-
Net Loss								(4,480,910)	(4,480,910)

Balance at December 31, 2009	901,237	$90	220,022	$22	79,203,336	$7,921	$26,470,579	$(29,374,015)	$(2,895,403)

See notes to consolidated financial statements

ECHOMETRIX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2009	2008

Cash flows from operating activities:
Net loss	$(4,480,910)	$(5,190,030)
Adjustments to reconcile net loss to net cash used in operating activities:
Write off of inventory	-	219,669
Gain on extinguishment of debt	(491,830)	-
Warrants and options issued for services	757,629	-
Warrants issued to employees	360,000
Common stock issued for services	21,000	173,300
Stock issued for interest on debt service	79,837	96,300
Stock issued for legal settlement	-	165,750
Compensatory element of stock options	670,548	1,049,068
Depreciation	62,859	63,460
Amortization of deferred financing costs	10,000	67,348
Amortization of software and website development costs	87,120	22,043
Amortization of intangible assets	9,657	28,970
Amortization of discount related to issuance of restricted stock	263,614	135,825
Amortization of beneficial conversion feature	290,717	105,337
Amortization of discount related to issuance of warrants	95,923	106,875
Interest and compensation expense as a result of modification
of warrant exercise price	-	192,000
Interest expense as a result of conversion price reduction	133,398	1,014,811
Increase (decrease) in cash flows as a result of changes in asset and liability account balances:
Accounts receivable	1,653	87,158
Inventories	-	28,479
Prepaid expenses and other assets	6,109	(13,371)
Deferred rent	(1,957)	(280)
Due to stockholders	(68,886)	301,264
Accounts payable and accrued expenses	28,719	166,292
Total adjustments	2,316,111	4,010,298

Net cash used in operating activities	(2,164,799)	(1,179,732)

Cash flows from investing activities:
Acquisition expenses less cash acquired	-	373
Equipment purchases	-	(2,375)
Capitalized software costs	(247,207)	(108,957)
Capitalized website development costs	(45,000)	-
Net cash used in investing activities	(292,207)	(110,959)

See notes to consolidated financial statements

ECHOMETRIX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

	For the Years Ended December 31,
	2009	2008

Cash flows from financing activities:
Proceeds from sale of Preferred B securities	2,000,000	-
Borrowings (payments) from stockholders	(306,809)	117,629
Proceeds from warrants exercised in relation to convertible notes payable	-	114,686
Proceeds from bridge notes payable	1,600,000	990,000
Payments of bridge notes payable	(513,109)	(150,000)
Payments of 10% convertible notes payable	(191,008)	-
Payments of note payable - equipment	-	(4,690)
Payments under capital lease	(70,388)	(58,848)
Payments of notes payable - bank	(49,007)	(5,690)
Proceeds from sale of securities	-	318,000
Payments for deferred financing costs	-	(10,000)
Net cash provided by financing activities	2,469,679	1,311,087

Net increase in cash	12,673	20,396

Cash at beginning of year	25,217	4,821

Cash at end of year	$37,890	$25,217

Supplemental Disclosure of cash flow information:
Cash payment made during the period - Interest	$11,745	$6,635

Supplemental Schedules of Noncash Investing and Financing Activities:
Common stock issued in connection with settlement agreement	$45,000	$-
Computer equipment under capital lease	$-	$36,811
Convertible notes converted to common stock	$443,160	$1,513,000
Stock issued for acquisition of EchoMetrix Inc.	$-	$39,000
Common Stock and options issued for services	$-	$57,300
Debt discount related to restricted stock issued in connection to bridge loans	$266,744	$173,512
Debt discount related to warrants granted in connection to bridge loans	$94,368	$67,733
Debt discount of beneficial conversion feature in relation to bridge loans	$341,293	$69,504
Shareholder loan converted to accounts payable	$32,000	-
Common stock dividends to be issued for Series B Preferred Stock	$43,556	$-
Deemed preferred stock dividend	$2,000,000	$-

See notes to consolidated financial statements

ECHOMETRIX, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2009 and 2008

NOTE 1 - DESCRIPTION OF BUSINESS AND GOING CONCERN

Echometrix, Inc is a software company that develops industry-leading technology that understands and interprets the digital web. The Company currently maintains two operating divisions; the FamilySafe Parental Controls division and the PULSE Data Analytics division. Through FamilySafe Inc, a wholly owned subsidiary, we offer software products heralded as the most comprehensive and effective solution in protecting children from dangers on the Internet and the world of mobile texting. Our award-winning products have been specially engineered to monitor, block and alert parents the moment a child encounters inappropriate material from any Internet or mobile related source. Our PULSE Data Analytics division has developed  PULSE, an advanced data analytics tool developed to meet the changing needs of marketing and media executives. PULSE enables the real-time aggregation, measurement, and analysis of vast amounts of anonymous User Generated Content from publicly-available Internet sources.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As reflected in the financial statements, the Company incurred net losses of $4,480,910 and $5,190,030 for the years ended December 31, 2009 and 2008, respectively.  In addition, the Company had negative working capital of $3,251,676 and an accumulated deficit of $29,374,015 at December 31, 2009.

These circumstances raise substantial doubt about the Company's ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.  Management's efforts have been directed towards the development and implementation of a plan to generate sufficient revenues to cover all of its present and future costs and expenses. This plan which was completed in the fourth quarter of fiscal year 2009 includes a corporate restructuring, which repositions Echometrix as a business-to-business (B2B) company.  By realigning the Company into two separate and distinct divisions, FamilySafe and PULSE Data Analytics, Echometrix will refocus its business on high-growth, global resellers with established consumer brands. In line with accelerating growth through this realignment, Echometrix has completed and is launching a multi-language version of its award-winning FamilySafe Internet product on a global basis. The Company is also launching its new FamilySafe Mobile offering, the first ever, multi-language parental text monitoring product which can be used on any mobile phone. These products will only be available through major consumer-brand resellers and over the past two months, Echometrix has been in discussions with numerous consumer brands in the United States, Europe and South America. The Company's new approach will provide parents with increased access to FamilySafe's comprehensive child protection solution across all device platforms, including computers and mobile phones. Millions of teens now use mobile phones as their primary communication device and parents are increasingly concerned about new dangers such as sexting and cyber-bullying. PULSE Data Analytics: Echometrix is further developing the PULSE Data Analytics platform by integrating new analytical capabilities, innovative tools, and solutions to meet the ever-increasing market demand. The information obtained by PULSE Data Analytics will be based only on anonymous user-generated content from publicly available sources on the Internet.

If the Company does not generate sufficient revenues from the sales of its products in an amount necessary to meet its cash needs, the Company will need additional financing to continue to operate. There are no assurances that the Company can continue to successfully raise additional financing.  As the Company increases sales from its products and services, the Company expects to increase cash flows from operations. The Company has been successful in raising financing from equity and debt transactions. During 2009, the Company raised approximately $3,600,000 from the sale of preferred stock ($2,000,000), and private placement of common stock and warrants, and issuance of debt ($1,600,000). In addition an approximate total of $93,000 of the 10% short term promissory notes have been converted into common stock, and $350,000 of the bridge notes payable have been converted into common stock. During 2008, the Company raised $848,000 from the private placement of common stock and warrants, and issuance of debt and a total of $1,488,000 of the 10% short term promissory notes have been converted into common stock.

The accompanying consolidated financial statements have been prepared, in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).  The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions have been eliminated in consolidation.

NOTE 2 –PRIOR PERIOD ADJUSTMENT TO QUARTERLY FINANCIALS:

In the first Quarter ended March 31, 2008, the Company amended the conversion provisions, and warrant exercising price under its 10% convertible notes by significantly reducing the conversion price of the debt and warrant exercise price with the conversion price reduction being contingent upon the concurrent exercising of the warrant to purchases the Company’s common stock. The Company did not record the interest expense and increase to additional paid in capital associated with the accounting for the modification in accordance with U.S. generally accepted accounting principles.

The following adjustments are a result of an accounting change by the Company to properly reflect the accounting for the modification of the conversion price of the Company’s convertible notes, and the reduction in the related warrant exercise the Financial Accounting Standards Board (“FASB”) on stock based compensation and modifications of debt.

The effect on the first quarter ended March 31, 2008 was a debit to interest expense of $985,500 and the corresponding credit was to additional paid in capital. There was no effect on the fiscal year ended December 31, 2008.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

(a) Basis of Presentation:

EchoMetrix, Inc. is organized as a single reporting unit, with two operating divisions, and believes that it operates as a single business.   References in this report to “EchoMetrix”, the “Company”, “we”, “us” or “our” refers to EchoMetrix Inc. and its consolidated subsidiaries. All intercompany transactions have been eliminated in consolidation.

 (b) Revenue Recognition:

The Company recognizes revenues in accordance with authoritative guidance and when there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is determinable and collectability is reasonably assured. Software products and services revenue is derived via two distinct methods: direct non- consignment sales, and online Internet sales: (i) revenue in the form of direct non- consignment sales of merchandise are recognized when title passes to the customer, typically upon shipment, less an estimated reserve if return privileges exist (ii) revenue from online Internet sales is recognized upon the settlement of credit card charges, typically within three days of the sale.

(c) Use of Estimates:

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

(d) Earnings Per Share:

The Company utilizes the guidance per FASB Codification “ASC 260 "Earnings Per Share". Basic earnings per share is calculated on the weighted effect of all common shares issued and outstanding, and is calculated by dividing net income available to common stockholders by the weighted average shares outstanding during the period. Diluted earnings per share, which is calculated by dividing net income available to common stockholders by the weighted average number of common shares used in the basic earnings per share calculation, plus the number of common shares that would be issued assuming conversion of all potentially dilutive securities outstanding, is not presented separately as it is anti-dilutive. Such securities, shown below, presented on a common share equivalent basis and outstanding as of December 31, 2009 and 2008 have been excluded from the per share computations:

	For the Years Ended December 31,
	2009	2008
2004 Stock Plan Options	470,000	1,150,000
Non ISO Stock Options	24,599,001	7,369,632
Convertible Preferred Stock	31,014,570	9,012,370
Convertible Notes Payable	15,894,045	5,485,714
Warrants	43,168,181	10,996,084

(e) Stock Based Compensation:

Effective January 1, 2006, the Company’s 2004 Stock Plan and options granted outside of the Plan are accounted for in accordance with the recognition and measurement provisions of Share Based Compensation as defined in FASB Codification, topic 718, which  requires compensation costs related to share-based payment transactions, including employee stock options, to be recognized in the financial statements.

(f) Advertising Costs:

The Company expenses ordinary advertising and promotion costs as incurred. Advertising and promotion costs were a credit balance of $11,284 and an expense of $82,574 for the years ended December 31, 2009 and 2008, respectively.

(g) Software Development Costs:

Research and development costs are expensed as incurred. No research and development costs were incurred during the years ended December 31, 2009 and 2008.

In accordance with the provisions of Accounting for the costs of computer software to be sold or otherwise marketed, software development costs are subject to capitalization beginning when a product's technological feasibility has been established and ending when a product is available for release to customers. For the years ended December 31, 2009 and 2008, the Company capitalized $247,207 and $108,957, respectively of software development costs..  The software costs are amortized on a straight line basis over the estimated useful life of three years. Amortization expense for the years ended December 31, 2009 and 2008 was $82,120 and $22,043 respectively.
Such amortization is included in cost of sales in the consolidated statements of operations. Estimated aggregate minimum amortization expenses for each of the next three years is:
2010	120,500
2011	98,500
2012	33,000

(h) Long-Lived Assets

In accordance with guidance for “Accounting for the Impairment or Disposal of Long-Lived Assets”, we review long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered.  In such circumstances, we will estimate the future cash flows expected to result from the use of the asset and its eventual disposition.  Future cash flows are the future cash inflows expected to be generated by an asset less the future outflows expected to be necessary to obtain those inflows.  If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, we will recognize an impairment loss to adjust to the fair value of the asset.  There were no impairments for the fiscal years ending December 31, 2009 and 2008.

(i) Cash Equivalents:

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments with a remaining maturity of three months or less, when purchased, to be cash equivalents.

(j) Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are stated at the amount the Company expects to collect. The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company’s estimate is based on historical collection experience and a review of the current status of trade accounts receivable. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change. Accounts receivable are presented net of an allowance for doubtful accounts of $0 and $250 at December 31, 2009, and 2008, respectively.

(k) Fair Value of Financial Instruments:

The Company’s financial instruments are cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, notes payable and obligations under capital leases. The carrying amounts of accounts receivable, accounts payable and accrued expenses approximates fair value due to the short term nature of these financial instruments. The recorded values of notes payable and obligations under capital leases approximate their fair values, as interest approximates market rates.

(l) Concentration of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. The Company from time to time may maintain cash balances, which exceed the Federal Depository Insurance Coverage limit. The Company performs periodic reviews of the relative credit rating of its bank to lower its risk. Concentrations of credit risk with respect to accounts receivable are limited because a number of geographically diverse customers make up the Company’s customer base, thus spreading the trade credit risk.

(m) Inventories:

The Company's inventory consisted entirely of finished, packaged software products and was valued at lower of cost or market price. Cost is determined on a first-in, first-out (“FIFO”) basis.  All inventory was written off in the fiscal year ended December 31, 2008 and a loss on the write off of $219,669 is included in the statement of operations in the cost of sales line item.

(n) Shipping and Handling Costs:

The Company’s shipping and handling costs are included in cost of sales for all periods presented. Shipping and handling costs were $0 and $7,715 for the years ending December 31, 2009, and December 31, 2008, respectively.

(o) Property and Equipment and Depreciation:

Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment are disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided for over the estimated useful lives of the related asset using the straight-line method. The estimated useful lives for significant property and equipment categories are as follows:
Furniture and fixtures	5 years
Data processing equipment	3 to 5 years
Telecommunication equipment	5 years
Purchased software	3 years

(p)  Intangible Assets and Amortization:

In April of 2008, the Company purchased all of the stock of EchoMetrix Inc., in exchange for 300,000 shares of the Company’s common stock.  The acquisition resulted in $373 of cash, and the difference between the purchase price and the net assets acquired was recorded as an intangible asset, approximately $38,627. The Company is amortizing the intangible over a twelve month period.  Intangible assets subject to amortization are amortized on a straight-line basis over their estimated useful lives. The amortization expense for the years ended December 31, 2009 and 2008 was $9,657 and $28,970 respectively.

(q) Deferred Financing Costs:

The Company incurred financing costs related to its borrowings. Such costs are deferred and amortized generally by the straight-line method over the life of the underlying borrowings. In case the amount is repaid before maturity, the related unamortized amount is written off in the statement of operations. The Company amortized $10,000 and $67,403 of deferred financing costs for the years ended December 31, 2009 and 2008, respectively.

(r) Reclassifications:

Certain prior year items have been reclassified to conform to current year presentation.  We reclassified amortization related to debt discounts from depreciation and amortization in operating expenses to the same caption included in other expenses.  In addition, the Company reclassified amortization of software costs from operating expenses to be included within cost of sales.

(s) Recently Issued Accounting Pronouncements Affecting The Company:

On September 16, 2008, the FASB issued “Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities,” to address the question of whether instruments granted in share-based payment transactions are participating securities prior to vesting. The FSP determines that unvested share-based payment awards that contain rights to dividend payments should be included in earnings per share calculations. The guidance will be effective for fiscal years beginning after December 15, 2008. The Company adopted such guidance on January 1, 2009, which did not have an impact on our consolidated financial statements.

In June 2009, the FASB issued SFAS 165, “Subsequent Events,” which was later superseded by the FASB Codification and included in topic 855. This update to the Codification established general standards of accounting for disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. In particular, this Statement sets forth the period after the balance sheet date during which management should evaluate events or transactions that may occur for potential recognition or disclosure in the financial statements, the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date. This update to the Codification was adopted in the third quarter of 2009 and did not have a significant impact on the Company’s financial statements.

In July 2009, the FASB issued ASC topic 105 (formerly Statement of Financial Standard (SFAS) 168, “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles”). ASC 105 establishes the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied by entities in the preparation of financial statements in conformity with GAAP. This pronouncement is effective for financial statements issued for interim and annual periods ending after September 15, 2009. The Company adopted this pronouncement in the third quarter of 2009. Adoption did not have a significant impact on the Company’s financial statements.

In October 2009, the FASB issued Accounting Standards Update No. 2009-13, Multiple-Deliverable Revenue Arrangements, which amends existing revenue recognition accounting pronouncements that are currently within the scope of FASB Codification Subtopic 605-25 (previously included within EITF Issue No. 00-21, Revenue Arrangements with Multiple Deliverables , or EITF 00-21). The consensus to EITF Issue No. 08-01, Revenue Arrangements with Multiple Deliverables, or EITF 08-01, provides accounting principles and application guidance on whether multiple deliverables exist, how the arrangement should be separated, and the consideration allocated. This guidance eliminates the requirement to establish the fair value of undelivered products and services and instead provides for separate revenue recognition based upon management’s estimate of the selling price for an undelivered item when there is no other means to determine the fair value of that undelivered item. EITF 00-21 previously required that the fair value of the undelivered item be the price of the item either sold in a separate transaction between unrelated third parties or the price charged for each item when the item is sold separately by the vendor. This was difficult to determine when the product was not individually sold because of its unique features. Under EITF 00-21, if the fair value of all of the elements in the arrangement was not determinable, then revenue was deferred until all of the items were delivered or fair value was determined. This new approach is effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. The Company will have to evaluate the impact of this standard on future revenue arrangements that we may enter into.

Recently Issued Accounting Standards (Not codified yet)

In June 2009, the FASB issued the following new accounting standards, which remain authoritative until such time that each is integrated into the Codification: SFAS No. 166, Accounting for Transfers of Financial Assets, an amendment of FASB Statement No. 140, or SFAS 166; and SFAS No. 167, Amendments to FASB Interpretation No. 46(R), or SFAS 167;

SFAS 166 prescribes the information that a reporting entity must provide in its financial reports about a transfer of financial assets; the effects of a transfer on its financial position, financial performance, and cash flows; and a transferor’s continuing involvement in transferred financial assets. Specifically, among other aspects, SFAS 166 amends Statement of Financial Standard No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, or SFAS 140, by removing the concept of a qualifying special-purpose entity from SFAS 140 and removes the exception from applying FIN 46(R) to variable interest entities that are qualifying special-purpose entities. It also modifies the financial-components approach used in SFAS 140. SFAS 166 is effective for transfer of financial assets occurring on or after January 1, 2010. The Company has not determined the effect that the adoption of SFAS 166 will have on its consolidated financial statements but the effect will generally be limited to future transactions.

SFAS 167 amends FASB Interpretation No. 46, Consolidation of Variable Interest Entities (revised December 2003) — an interpretation of ARB No. 51, or FIN 46(R), to require an enterprise to determine whether it’s variable interest or interests give it a controlling financial interest in a variable interest entity. The primary beneficiary of a variable interest entity is the enterprise that has both (1) the power to direct the activities of a variable interest entity that most significantly impact the entity’s economic performance and (2) the obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity. SFAS 167 also amends FIN 46(R) to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. SFAS 167 is effective for all variable interest entities and relationships with variable interest entities existing as of January 1, 2010. The Company has not determined the effect that the adoption of SFAS 167 will have on its financial  position or results of operations.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the financial statements upon adoption.

NOTE 4 - STOCK COMPENSATION

The Company’s 2004 Stock Plan (the “Plan”), which is stockholder approved, permits the grant of share options and shares to its employees for up to 1,500,000 shares of Common Stock as stock compensation.  All stock options under the Plan are granted at the fair market value of the Common Stock at the grant date. Employee stock options generally vest ratably over a three-year period and generally expire 5 years from the grant date.  Additionally, the Company grants options and shares to its employees outside the Plan.

Accounting for Employee Awards:
The Company adheres to the provisions of Share Based Compensation as defined in the FASB codification, topic ASC 718. The codification focuses primarily on accounting for transactions in which an entity obtains employee services through share-based payment transactions.  This guidance requires an entity to measure the cost of employee services received in exchange for the award of equity instruments based on the fair value of the award at the date of grant.  The cost is recognized over the period during which an employee is required to provide services in exchange for the award.
As a result of the adoption of the provision of Share Based Compensation, the Company's results for the years ended December 31, 2009 and 2008 include share-based compensation expense for employees and board of directors totaled approximately $581,551 and $1,049,069, respectively, which have been included in the general and administrative expenses line item in the accompanying consolidated statement of operations.  No income tax benefit has been recognized in the income statement for share-based compensation arrangements as the Company has provided a 100% valuation allowance on its’ net deferred tax asset. Stock option compensation expense is the estimated fair value of options granted amortized on a straight-line basis over the requisite service period for the entire portion of the award. The Company has not adjusted the expense by estimated forfeitures, as required for employee options, since the forfeiture rate based upon historical data was determined to be immaterial.

During the years ended December 31, 2009 and 2008, the Company granted 7,910,844 and 7,275,000 (respectively) of options to employees, consultants and board of directors.  The options are exercisable at a range of $0.08 to $0.18 and have a five year term.  As of December 31, 2009, 10,373,445 employee options have vested and the remaining 3,150,000 vest over a three year period.

The fair value of options at the date of grant is estimated using the Black-Scholes option pricing model. During the years ended December 31, 2009 and 2008, the assumptions made in calculating the fair values of options are as follows:

	For the Years Ended December 31,
	2009	2008
Expected term (in years)	5	5
Expected volatilty	99.09%-100.00%	89.23%-95.46%
Expected dividend yield	0%	0%
Risk-free interest rate	2.51%-3.85%	3.47%-4.26%

Accounting for Non-employee Awards:

The Company records its stock-based compensation expense in accordance with ASC 718-10, formerly SFAS 123R, “Share Based Payment” to its non-employee consultants for stock granted.

Stock compensation expense related to non-employee options was approximately $94,000 and $193,333 for the years ended December 31, 2009 and 2008, respectively.  These amounts are included in the Consolidated Statements of Operations within the general and administrative expenses line item.

During the years ended December 31, 2009 and 2008, the Company granted 5,400,000 and 0, respectively, of the options to non-employees.  The options are exercisable at a range of $0.08 to $0.30 and have a five year term.  As of December 31, 2009, 6,378,889 non-employee options have vested and the remaining 5,166,667 options vest over a three year period.

The following table represents our stock options granted, exercised, and forfeited during 2009.

		Weighted	Weighted
		Average	Average
		Exercise	Remaining	Aggregate
	Number	Price	Contractual	Intrinsic
Stock Options	of Shares	per Share	Term	Value
Outstanding at December 31, 2007	9,733,157	$0.36	2.6661	$0
Granted	7,275,000	0.15
Exercised	-	-
Forfeited/expired	(3,570,000)	0.31
Outstanding at December 31, 2008	13,438,157	$0.24	2.4235	$0
Granted	13,310,844	0.12
Exercised
Forfeited/expired	(1,680,000)	0.30
Outstanding at December 31, 2009	25,069,001	$0.18	3.3829	$0
Exercisable at December 31, 2009	16,752,334	$0.20	3.3591	$0

As of December 31, 2009, there was $551,599 of unrecognized compensation cost, net of estimated forfeitures, related to nonvested stock options, which is expected to be recognized over a weighted average period of approximately 1.5 years.

NOTE 5 -   PROPERTY AND EQUIPMENT

The following is a summary of property and equipment, at cost less accumulated depreciation, at December 31:

	2009	2008
Furniture and fixtures	$3,780	$3,780
Data processing equipment	212,730	212,730
Telecommunication equipment	21,262	21,262
Purchased software	2,395	2,395
	240,167	240,167
Less: accumulated depreciation	(172,073)	(109,214)
	$68,094	$130,953

Depreciation charged to operations amounted to $62,859 and $63,129 for the years ended December 31, 2009 and 2008, respectively. Property and equipment include gross assets acquired under capital leases of $108,226 and $195,325 at December 31, 2009 and 2008, respectively. Capital leases are included as a component of data processing equipment. Amortization of assets under capital leases is included in depreciation expense.

NOTE 6 -   NOTES PAYABLE - BANK

The Company had a $50,000 revolving line of credit and a $5,000 overdraft privilege with a bank.  In the fiscal year ended December 31, 2009, the repaid the line of credit totaling $49,007, and subsequently closed these accounts.  At December 31, 2008 $49,007 of the line had been utilized. At December 31, 2008, none of the overdraft privilege had been utilized. Interest on borrowings is charged at 2.25% above the bank's prevailing prime rate (5.5% and 7.25 % at December 31, 2009 and 2008, respectively). Interest of $2,228 and $1,139 was charged to operations for the years ended December 31, 2009 and 2008, respectively. The debt was guaranteed personally by the former CEO of the Company and is collateralized by marketable securities owned by him which had a fair market value of approximately $35,000 at December 31, 2008.

NOTE 7 -   NOTE PAYABLE - EQUIPMENT

On July 12, 2006, the Company entered into a secured loan agreement with GE Commercial Finance for the purchase of $21,262 of communications equipment related to the Company’s corporate office space. This loan has a five-year term with monthly payments of $433 including interest at the rate of 8.15% per annum and is secured by the equipment purchased. The outstanding balance at December 31, 2009 and 2008 was $8,065 and $12,406 respectively, of which $4,330 and $4,341 is included in current liabilities. Future principal payments under the secured loan payable as of December 31, 2009 for the next two years are $4,330 and $3,735, respectively.

NOTE 8 - OBLIGATIONS UNDER CAPITAL LEASE

On July 17, 2006 the Company entered into an equipment lease agreement with Citicorp Vendor Finance for the purchase of $87,098 of computer equipment related to the Company’s products. The lease has a five-year term and a $1 purchase option. In January 2009, the Company prepaid the Citicorp Vendor Finance lease for servers for $50,000 in lieu of the remaining payments totaling $75,260.

On September 16, 2007 the Company entered into an equipment lease agreement with GE Capital for the purchase of $71,914 of computer equipment. The lease has a three-year term and a $1 purchase option. The Company is accounting for this obligation as a capital lease. Assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair market value of the asset.  The assets are depreciated over the lower of their related lease terms or their estimated useful lives.

On February 28, 2008 the Company entered into an equipment lease agreement with GE Capital for the purchase of $36,312 of computer equipment. The lease has a three-year term and a $1 purchase option. The Company is accounting for this obligation as a capital lease. Assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair market value of the asset.  The assets are depreciated over the lower of their related lease terms or their estimated useful lives.

Depreciation for assets under capital leases for the years ended December 31, 2009 and 2008 amounted to $36,075 and $51,478, respectively, and is included in depreciation expense.

The following is a summary of assets held under capital leases at December 31, 2009 and 2008:

	December 31, 2009	December 31, 2008
Data processing equipment, server and routers	$108,226	$195,325
Less: Accumulated depreciation	(76,126)	(82,875)
	$32,100	$112,450

The minimum future lease payments under the capital lease and the equipment loan for the next two years, in aggregate are:

Year ending	Amount
December 31, 2010	47,991
December 31, 2011	5,735
Total minimum lease payments	$53,726

NOTE 9 -    10% CONVERTIBLE NOTES PAYABLE

During 2005 and 2006, the Company raised capital via a private placement to accredited investors of units (“Units”), each Unit consisting of (a) a 10% convertible note with the original principal amount of $10,000 and (b) warrants to purchase 10,000 shares of common stock, exercisable at $0.50 per share, for $10,000 per Unit. The Company raised a gross amount of $2,895,000 from the offerings. The convertible notes matured in two years from the date of issue, if not converted earlier, bearing a 10% interest rate. These Notes are convertible at any time at the option of the holder into the Company’s Common Stock at the conversion rate of $0.40 per share.

At inception, the Company had determined that the 10% convertible debentures contained a beneficial conversion feature.  The estimated fair value of the warrants has been determined using the Black-Scholes option pricing model. The combined total fair value of the warrants and beneficial conversion feature had been accounted for as a debt discount that had been amortized and treated as interest expense over the term of the convertible debenture under the effective interest method. For the years ended December 31, 2009 and 2008, the discount amortization amounted charged to interest expense totaled $0 and $96,567, respectively.

As of December 31, 2009 all of the 10% convertible notes outstanding were in default.  The default provision requires an additional 2% interest per annum until the loans are repaid or converted. The 2% default penalty totaled approximately $9,600 and 21,402 for the fiscal years ending December 31, 2009 and 2008, respectively and is included in interest expense on the consolidated statement of operations and in accrued expenses on the consolidated balance sheet as of December 31, 2009.

As stated in Note 2, the Company modified certain terms of the notes, including a lower conversion price and a lower exercise price on the warrants.  The modification of the notes in the fiscal quarter ended March 31, 2008 resulted in additional interest expense of $985,500 with a credit to additional paid in capital.  The modification of notes in the fourth quarter of fiscal year 2008 resulted in additional interest expense of $104,311 with the offset recorded to additional paid in capital.

During the fiscal year ended December 31, 2009 the Company repaid a total of $191,008 of the outstanding principal to the 10% convertible note holders. Of the total repaid, the Company settled in principal note of $300,000 for $150,000 in cash and recorded a gain on extinguishment of debt of $150,000.  In addition, the Company converted principal totaling approximately $93,000 and accrued interest of $2,840 into 794,636 shares of common stock at conversion rates between $0.10 and $0.16. For the year ended December 31, 2009 the Company recorded interest expense as a result of the modification of debt (due to lower conversion price) for 10% convertible notes totaling $66,548.

As reflected on the balance sheets, the value of the 10% convertible notes at December 31, 2009 and 2008 amounted to $233,832 and $668,000, respectively and are classified as current due to the fact that they are in default for the non payment by the maturity date.

NOTE 10 –  BRIDGE NOTES PAYABLE

Convertible Bridge Notes Payable:

On November 7, 2007 the Company began a private placement to accredited investors of 10% short term promissory notes. These notes are payable the earlier of August 15, 2008 or when the Company raises $1,000,000 in its next qualified financing as defined. The notes bear interest at a rate of 10% per annum, payable at the end of the term. The principal amounts of the notes are convertible into the Company’s common stock by the holder, at any time prior to the repayment of the principal, at the rate of $0.15 per share. In October of 2009, the Company repaid $20,168 towards the principal balance of these notes. As of December 31, 2009, the total of $279,832, of principal and accrued interest of $63,768 is outstanding and currently in default for non payment of principal on maturity date.

During 2008, the Company issued 10% short term promissory notes to accredited investors. These notes have maturity dates ranging from a period of three months to twelve months, bear interest at a rate of 10% per annum, payable at the end of the term.  The Company raised a total of $905,000 from these promissory notes for the year ended December 31, 2008 and issued 1,715,000 restricted shares of the Company’s common stock to the note holders. The principal amounts of the notes are convertible into the Company’s common stock by the holder, at any time prior to the repayment of the principal, at rates ranging from $0.14 to $0.20 per share. These shares were valued at the fair market value on the date of each note. As a result of the issuance of these convertible notes and related restricted shares and warrants, the Company recorded a total discount of $290,349 with a corresponding credit to common stock and additional paid in capital. The discount is accreted over the term of the note using the straight line method. For the year ended December 31, 2009, the Company amortized a total of $59,279 of the discount. During the year ended December 31, 2009 the Company repaid $164,202 of principal and converted a total of accrued interest and principal of $222,833 ($200,000 was principal) into 1,591,667 shares of common stock of the Company.  For the year ended December 31, 2009 the Company recorded interest expense as a result of the modification of debt (due to a lower conversion price) of $66,850. As of December 31, 2009, a total of $415,798 principal and accrued interest totaling $70,522 of these short term promissory notes are currently in default and outstanding.

During 2009, the Company issued 10% short term promissory notes to accredited investors. These notes have maturity dates ranging from a period of nine months to eighteen months, bear interest at a rate of 10% per annum, payable at the end of the term.  The Company raised a total of $1,300,000 from these promissory notes for the year ended December 31, 2009 and issued 2,530,000 restricted shares of the Company’s common stock to the note holders. The principal amounts of the notes are convertible into the Company’s common stock by the holder, at any time prior to the repayment of the principal, at rates ranging from $0.14 to $0.15 per share. These shares were valued at the fair market value on the date of each note. As a result of the issuance of these convertible notes and related restricted shares and warrants, the Company recorded a total discount of $673,672 with a corresponding credit to common stock and additional paid in capital. The discount is accreted over the term of the note using the straight line method. For the year ended December 31, 2009, the Company amortized a total of $562,052 of the discount. In July 2009, the Company issued 1,071,429 shares of restricted common stock for converting $150,000 of principal at $0.14.  In 2009, the Company repaid $91,807 of the principal portion of these notes, which $16,807 was applied against the loans in default.

As of December 31, 2009, a total of $1,058,193 principal and accrued interest totaling $79,065 of these short term bridge promissory notes are currently outstanding, of which $583,193 of principal and $9,469 of accrued interest was in default at year end..

Non Convertible Bridge Notes Payable:

On October 4, 2007, the Company issued a short term promissory note in the principal amount of $150,000. This note was payable on September 30, 2008 and bears an interest rate equal to the prime rate plus three percent, 6.25% per annum at September 30, 2009 and is payable at the end of the term.  In October of 2009 the Company repaid a portion of the principal loan totaling $25,210.  As of December 31, 2009 the total of $124,790 of principal and accrued interest of $27,481, is outstanding and currently in default for non payment of principal on maturity date.

During 2008, the Company issued 10% short term promissory notes to accredited investors. These notes have maturity dates ranging from a period of three months to twelve months, bear interest at a rate of 10% per annum, payable at the end of the term.  The Company raised a total of $85,000 from these promissory notes for the year ended December 31, 2008 and issued 120,000 restricted shares of the Company’s common stock to the note holder. These shares were valued at the fair market value on the date of each note. As a result of the issuance of these notes and related restricted shares, the Company recorded a total discount of $20,400 with a corresponding credit to common stock and additional paid in capital. The Company amortized the $20,400 in the fiscal year ended December 31, 2008. The Company repaid $25,000 of these notes in the year ended December 31, 2008 and $10,084 was repaid in the fiscal year ended December 31, 2009.  As of December 31, 2009, a total of $49,916 principal and $9,737 of accrued interest of these short term non convertible promissory notes are currently in default and outstanding.

During 2009, the Company issued 10% short term promissory notes to accredited investors. These notes have maturity dates ranging from a period of three months to nine months, bear interest at a rate of 10% per annum, payable at the end of the term.  The Company raised a total of $300,000 from these promissory notes and issued 300,000 restricted shares of the Company’s common stock to the note holders for the year ended December 31, 2009. These shares were valued at the fair market value on the date of each note. As a result of the issuance of these notes and related restricted shares, the Company recorded a total discount of $28,836 with a corresponding credit to common stock and additional paid in capital. The discount is accreted over the term of the note using the straight line method. For the year ended December 31, 2009, the Company amortized a total of $28,836 of the discount, and repaid $201,639 of principal. As of December 31, 2009, a total of $98,361 of principal and $16,075 of accrued interest of these short term non convertible promissory notes are currently in default and outstanding.

As of December 31, 2009, the Company’s bridge loan payable principal balance amounted to $2,026,890, of which $1,051,639 were in default as of year end.

NOTE 11 - DUE TO STOCKHOLDERS AND AFFILIATES

(a)     Due to stockholders

At December 31, 2009 and 2008, the Company was indebted to its former CEO, William Bozsnyak, in the amounts of $43,718 and $163,718, respectively, for working capital advances made to the Company.  In accordance with Mr. Bozsnyak’s separation agreement dated February 2009, in the fiscal year ended December 31, 2009, the Company repaid $120,000 of the loan previously made for working capital advances. For the years ended December 31, 2009 and 2008, interest expense was charged in the amounts of $1,008 and $10,639, respectively.  The interest rate used in this calculation is the same interest rate paid to the Company’s short term lender under the revolving line of credit described in Note 5, 5.5% and 7.25% at December 31, 2009 and 2008, respectively.  At December 31, 2009 and 2008, $164,100 and $163,092 in accrued interest was due to Mr. Bozsnyak, respectively.

At December 31, 2009 and 2008, $100,019 and $360,588, respectively, was owed for unpaid salaries and accrued vacation to Mr. Bozsnyak and Mr. O’Connor. During the year ended December 31, 2009, the Company repaid approximately $104,000 of unpaid salaries to Mr. Bozsnyak, of which $86,000 was repaid in accordance with his February 2009 separation agreement. Also in connection with his separation agreement, the Company reversed $88,997 of stock based compensation related to the value of unissued options from 2008 that were in accordance with his employment agreement.

(b)     Due to affiliates

In December of 2008, the Company and Mr. O’Connor entered into a separation agreement when he resigned. Pursuant to the agreement, in full consideration of all unpaid compensation totaling $172,222, the Company agreed to a lump sum cash payment of $40,000 and the remaining $132,222 of compensation was to be paid in options (881,481 cashless options at an exercise price of $0.15) of the Company.  In October of 2009, the Company entered into a settlement agreement with the former Chief Operating Officer, Mr. O’Connor.  Pursuant to the settlement agreement, the Company arranged for a third party to purchase 750,000 shares of the Company’s common stock owned by Mr. O’Connor for $110,000. In consideration for the stock purchase agreement, Mr. O’Connor forgave the $40,000 lump sum cash payment, the 881,481 options and a debt of $47,671 from prior years, due to an affiliate of the Company in which Mr. O’Connor owns.

NOTE 12 –    ECONOMIC DEPENDENCY

The Company sells its products primarily on line in the current year and for fiscal year 2008.  In the first quarter of fiscal 2008 the Company did sell its product through one distributor, which accounted for 56% of the Company’s sales and this customer  accounted for 100% of the accounts receivable at December 31, 2008. There was no customer that accounted for more than 10% of the sales for the fiscal year ended December 31, 2009.

NOTE 13 - INCOME TAXES

The tax effect of the temporary differences that give rise to deferred tax assets are presented below:

	Year Ended
	December 31,
	2009		2008

Deferred Tax Assets:
Net Operating Losses	$		$5,820,000
Option Expense		,000	990,000
Inventory Write Down		-	86,000
Valuation Allowances		(0,000)	(6,896,000)

Net Deferred Tax Asset		$-	$-

At December 31, 2008 and 2007, a 100% valuation allowance was recorded to reduce the Company’s net deferred tax asset to $0.  The Company could not determine that it was more likely than not that the deferred tax asset resulting from net operating loss carryforwards would be realized.

The Company has generated net operating loss carryforwards aggregating approximately $14,900,000 at December 31, 2008 for federal and state income tax purposes.  These carryforwards are available to offset future taxable income and expire at various dates through 2028.

A reconciliation of the difference between the expected tax rate using the statutory federal tax rate (34%) and the Company’s effective tax rate is as follows:
	2009		2008

U.S federal income tax at statutory rate	$	(,000)	$(1,765,000)
State income tax, net of federal income tax benefit		(,000)	(260,000)
Non cash interest		,000	551,000
Beneficial conversion feature		,000	41,000
Other permanent differenced		,000	65,000
Valuation tax asset allowance		,000	1,368,000

Effective tax rate		$-	$-

NOTE 14 -    EQUITY TRANSACTIONS

(a)	Preferred Stock:

On July 29, 2009, the Company and Rock Island Capital, LLC (“Rock Island”) entered into a Series B Convertible Preferred Stock Purchase Agreement, as amended on September 9, 2009 (the “Agreement”).  Pursuant to the Agreement, the Company has sold to assignees of Rock Island an initial tranche of $2,000,000 of its Series B Convertible Preferred Stock (220,022 shares), in the aggregate, at a purchase price per share of $9.09, and has issued to such assignees Warrants to purchase 22,002,200 shares of the Company’s Common Stock, in the aggregate, at an exercise price of $0.15 per share.  Each share of Series B Convertible Preferred Stock is convertible into 100 shares of the Company’s Common Stock at the sole discretion of the holder.  Pursuant to the Agreement, Rock Island may designate one member for service on the Company’s board of directors.  Under the terms of the Agreement, Rock Island and its assignees may, at their discretion, purchase additional shares of Series B Convertible Preferred Stock and Warrants in two additional tranches of $2,000,000 and $1,000,000 payable on or before December 2, 2009, and January 8, 2010, respectively.

The Company recorded the beneficial conversion feature and the warrant associated with such investment as a deemed preferred dividend of $2,000,000 with a corresponding credit to additional paid in capital.  In connection with the Stock Purchase Agreement and Certificate of Designation, the Preferred B stockholders were entitled to a quarterly dividend paid in common stock.  The Company has recorded dividends payable totaling $43,556 at December 31, 2009 and included this amount in the accompanying consolidated statement of stockholders’ deficit and statement of operations.

On March 4, 2010, Echo Metrix, Inc. (the “Company”) entered into Amendment No. 2 (“Amendment No. 2”) to the Series B Convertible Preferred Stock Purchase Agreement, dated July 29, 2009, as amended by Amendment No. 1 to the Series B Convertible Preferred Stock Purchase Agreement, with Rock Island Capital, LLC (the “Purchaser”), dated September 4, 2009 (as amended, the “Purchase Agreement”).

Pursuant to the Purchase Agreement, the Company agreed to sell to the Purchaser, in tranches (with the last tranche to occur within approximately 60 days from execution of Amendment No. 2), an aggregate of 550,055 shares of Series B Preferred Stock (of which 220,022 shares were sold prior to execution of Amendment No.2) for an aggregate purchase price of $5,000,000 (of which $2,000,000 was sold prior to execution of Amendment No. 2). In addition, the Company agreed to issue to the Purchaser five-year warrants to purchase 50,000,000 shares at an exercise price of $0.03, exercisable on a cashless basis, and 50,000,000 shares at an exercise price of $0.06, not exercisable on a cashless basis, in tranches pro rata with the sale of the Series B Preferred Stock. The exercise price of the warrants not exercisable on a cashless basis shall be reduced to $0.03 if the closing price of the Company’s common stock has a volume weighted average price of less than $0.06 for a thirty day period during the term of such warrants. The Company also agreed to issue to the Purchaser 45,000,000 shares of common stock (the “Additional Shares”), in tranches pro rata with the sale of the Series B Preferred Stock. The Purchaser may terminate the Purchase Agreement upon 10 days’ written notice, in which event the Purchaser shall not be obligated to make any additional purchases under the Purchase Agreement, except for a final purchase for $300,000.

In connection with the Purchase Agreement, the Company filed an Amended and Restated Certificate of Designation of Series B Preferred Stock (the “Certificate of Designation”) filed with the State of Delaware on March 5, 2010.

(b)	Common Stock:

Payment of Interest

For the years ended December 31, 2009 and 2008, the Company issued 675,795 shares (valued at $79,387) and 742,867 shares (valued at $96,762) respectively of the Company’s restricted common stock as payment for interest due on the Company’s 10% convertible and Bridge notes.

Bridge Notes Issued

During the years ended December 31, 2009 and 2008, the Company issued  2,830,000 shares (valued at $266,744)  and 1,835,000 shares (valued at $173,512), respectively of the Company’s restricted common stock in connection with the issuance of promissory notes amounting to $1,600,000 and $990,000 for the same fiscal years.

           Services Rendered
The Company issued 120,000 shares (valued at $21,000) and 330,000 shares (valued at $57,300) for the years ended December 31, 2009 and 2008 respectively of the Company’s restricted common stock as payment for services and compensation.

Conversion of 10% Notes Payable
During the years ended December 31, 2009 and 2008, the Company issued 766,237 shares and 14,163,550 shares, respectively of the Company’s common stock in connection with the conversion of $93,160 and $1,488,000 of the Company’s 10% convertible notes payable.

           Conversion of Bridge Notes Payable
During the years ended December 31, 2009 and 2008, the Company issued 2,500,000 and 192,302 shares of the Company’s common stock in connection with the conversion of $350,000 and $25,000, principal of bridge notes payable, respectively.

Legal Settlements

In May of 2008, the Company issued 1,275,000 shares, valued at $165,750, of its restricted common stock as part of a legal settlement with the former President of the Company.

In August of 2009, the Company issued 500,000 shares of restricted common stock as part of an amendment to a settlement agreement with the Company’s former President.  In consideration for accelerating the remaining payments of $95,000, the Company and Mr. Carrizzo settled for a lump sum cash payment of $50,000 and 500,000 restricted shares of common stock, valued at $45,000.

In February of 2010, the Company issued a $5,000 cash payment and 800,000 shares of the Company’s common stock valued at $72,000 to a former consulting company under the terms of a settlement agreement.  As of December 31, 2009, the Company has recorded $77,000 in consulting expenses and has accrued for such in the accompanying consolidated balance sheet in the accrued expenses line item.

Warrants Exercised
The Company issued 24,000 and 3,080,276 shares of common stock for the years ended December 31, 2009 and 2008, respectively, in connection with warrants exercised.

Sale of Securities
During the year ended December 31, 2008, the Company (through private sales) issued 2,271,429 of its restricted common stock in exchange for net proceeds approximating $318,000.

Stock Issued for Compensation
The Company issued 2,650,000 of its restricted common stock for the year ended December 31, 2008 to employees and non employees in exchange for compensation.

Acquisition of Company
In May of 2008, the Company issued 300,000 shares of its restricted common stock as part of the purchase of EchoMetrix, Inc.

(c ) Warrants :

Warrants Exercised
For the year ended December 31, 2008, 3,080,276 of warrants were exercised for total proceeds of approximately $114,000. There were no warrants exercised in the year ended December 31, 2009.

Warrants Issued
As of December 31, 2009, the Company has outstanding warrants to purchase 43,168,181 shares of its common stock at prices ranging between $0.10 and $.50.  These warrants have been issued as part of loan agreements with the Company, for assistance in raising money for the Company, for professional services rendered, and for other contractual purposes.

On June 1, 2009, the Company filed a Post Effective Amendment No. 4 to its Registration Statement on Form S-1 (“Post Effective Amendment” to extend the terms to exercise the Class A Warrant from June 30, 2009 to June 30, 2010 and to extend the term of the Class B Warrant from December 31, 2009 to June 30, 2010.  The extended date became effective upon the date on which the Securities and Exchange Commission declared the Post-Effective Amendment, which was June 9, 2009.

During the years ended December 31, 2009 and 2008, the Company issued warrants to purchase 1,325,000 and 2,471,400 shares of the Company’s common stock, respectively in connection with promissory notes issued and sales of its restricted common stock.  All warrants have a three to five year term and are exercisable at a range of $0.14 to $0.35 per share.

During the year ended December 31, 2009, the Company issued 2,200,000 warrants in connection with a consulting agreement, at an exercise price of $0.15 per share.

During the year ended December 31, 2009 the Company granted warrants in connection with employment agreements totaling 4,000,000 shares all at an exercisable price of $0.10 and for a five year term.

In connection with the sale of the Company’s Preferred B Convertible Stock, an investor received warrants of 22,002,200 at an exercise price of $0.15 and a five year expiration.

On August 15, 2008, a warrant was issued to a consultant to acquire 400,000 common shares at $0.15 per share exercisable for three years as part of the compensation for consulting services rendered.

NOTE 15 - COMMITMENTS AND CONTINGENCIES.

(a)        Legal Proceedings

Charles Davis

On May 23, 2008, the Company responded to a letter dated May 22, 2008 and sent a notification to return personal and intellectual property belonging to the Company from the former Chief Technology Officer, Charles Davis.  Mr. Davis claims independent rights to use technology owned and developed by EchoMetrix, Inc.  The Company maintains that Mr. Davis is in violation of his confidentiality obligations and has demanded all records, software and data owned by EchoMetrix, Inc and subsidiaries to be returned to the Company immediately.  Mr. Davis was charged with larceny based on a complaint filed by the Company and the case is being prosecuted by the Nassau County District Attorney's office. The Company is cooperating with the Nassau County District Attorney’s office.

Freifeld

On or about November 2008, the plaintiffs, Freifelds brought an action against the Company seeking summary judgment in lieu of complaint on two debt conversions.  The plaintiffs converted their notes and received the Company’s stock certificates in November 2008. Subsequently, the plaintiffs brought suit, requesting repayment of their converted notes.  The Company has retained legal counsel and has filed pre-answer motion for summary judgment for the Company.  The Plaintiffs have moved for summary judgment in lieu of a complaint and we cross-moved for summary judgment. The Court has indicated that it is going to set the matter down for an evidentiary hearing. On September 3, 2009 the courts dismissed the Plaintiffs motion for summary judgment in favor of the Company. On July 9, 2009, the Plaintiffs filed discovery for the deposition schedule for October 27, 2009. The Company has been vigorously defending this action.

Attorney General Inquiry

By subpoena duces tecum dated September 24, 2009, the Attorney General’s Office of the State of New York advised the Company that it had opened an inquiry to determine whether an action or proceeding should be instituted against the Company or any other entity pursuant to Executive Law §63(12). The Company has been cooperating with the Attorney General’s Office, and while prepared to vigorously itself, the Company is in settlement negotiations with the Attorney General’ Office to amicably resolve the inquiry.

Federal Trade Commission Civil Investigative Demand

By Civil Investigative Demand dated December 16, 2009, the Federal Trade Commission “(“FTC”) advised the Company that it had opened an investigation to determine if there is, has been or may be any violations of laws administered by the FTC.  The Company has been cooperating with the FTC’s investigation, and while prepared to vigorously itself, the Company is prepared to explore a settlement with the FTC in order to amicably resolve the investigation.

(b)    Leases

The Company signed a new operating lease beginning July 31, 2006 for its corporate office space located in Syosset, New York.  The lease has a term of five years and two months and expires on September 30, 2011.  In the fiscal year ended December 31, 2009 the Company settled on a previous office lease in Massachusetts and reduced the security deposit by $4,000 and reversed approximately $12,797 of rent expense and recorded it as a gain on extinguishment of a liability. The following is a schedule by year of future minimum rental payments required under the lease agreement:

Year ending	Amount
December 31, 2010	$56,917
December 31, 2011	$43,768

Rent expense was $50,289and $61,953 for the years ended December 31, 2009 and 2008, respectively.

NOTE 16 - SUBSEQUENT EVENTS

Page No.
On January 15, 2010, the Company, through a private sale, issued 300,000 shares of its restricted common stock as a result of a promissory note issued for $150,000. The Company repaid this loan in the first quarter ended March 31, 2010.

On February 18, 2010, the Company, through a private sale, issued 100,000 shares of its restricted common stock as a result of promissory notes issued for $50,000. The Company repaid this loan in the first quarter ended March 31, 2010.

In accordance with the Amendment to the Stock Purchase Agreement for Series B Preferred Stock, the Company received $500,000 in the first quarter ended March 31, 2010.

ECHOMETRIX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

ASSETS

	June 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)
Current assets:
Cash	$49,270	$37,890
Accounts receivable	206	238
Prepaid expenses	7,640	12,671
Total current assets	57,116	50,799

Property and equipment - net	38,045	68,094

Other assets:
Capitalized software costs, less accumulated amortization
of $171,637 and $82,120, respectively	273,571	252,001
Website development costs, less accumulated amortization of
of $12,500 and $5,000, respectively	32,500	40,000
Security deposit	9,454	9,454
Total other assets	315,525	301,455

Total assets	$410,686	$420,348

See notes to consolidated unaudited financial statements

ECHOMETRIX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (Continued)

LIABILITIES AND STOCKHOLDERS' DEFICIT

	June 30,	December 31,
	2010	2009
	(Unaudited)	(Audited)
Current liabilities:
Current portion of long term debt and capital leases	15,868	47,991
Current portion of 10% convertible notes payable	118,193	233,832
Convertible short term bridge notes payable, net of
discount of $189,973 and $111,574 respectively	1,501,363	1,642,249
Non convertible short term bridge notes payable	129,790	273,067
Due to stockholders	251,762	307,838
Accounts payable	395,056	295,771
Accrued expenses	252,394	501,727
Total current liabilities	2,664,426	3,302,475

Other liabilities:

Obligations under capital lease, net of current portion	4,509	5,735
Deferred rent	5,695	7,541
Total liabilities	2,674,630	3,315,751

Stockholders' deficit
Preferred stock - $.0001 par value, authorized - 25,000,000 shares;
Series A Preferred stock - $.0001 par value, 1,526,718 designated; issued and outstanding - 901,237 repectively	90	90
Series B Preferred stock - $.0001 par value, 550,055 designated; issued and outstanding -
363,036 and 220,022 respectively	36	22
Common stock - $.0001 par value, authorized - 250,000,000 shares;
issued and outstanding -118,012,187, and 79,203,336 shares respectively	11,801	7,921
Additional paid-in capital	34,786,180	26,470,579
Accumulated deficit	(37,062,051)	(29,374,015)
Total stockholders' deficit	(2,263,944)	(2,895,403)

Total liabilities and stockholders' deficit	$410,686	$420,348

See notes to consolidated unaudited financial statements

ECHOMETRIX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Six Months Ended June 30,		For the Three Months Ended June 30,
	2010	2009	2010	2009

Revenues	$16,419	$17,409	$8,796	$8,312

Cost of Sales
Commissions	224	506	28	262
Amortization of Software Costs	67,474	33,365	34,939	17,541
Cost of Sales	67,698	33,871	34,967	17,803

Gross Loss	(51,279)	(16,462)	(26,171)	(9,491)

Operating expenses:
Selling	27,150	21,395	2,391	9,285
Web site costs	65,311	44,397	34,323	22,218
General and administrative	1,940,948	1,449,409	1,088,270	602,816
Depreciation and amortization	37,548	37,167	19,647	11,489
Total operating expenses	2,070,957	1,552,369	1,144,631	645,808

Loss from operations	(2,122,236)	(1,568,831)	(1,170,802)	(655,299)

Other (income) expenses:
Interest	119,820	142,604	57,230	86,637
Interest - related party	-	1,008	-	-
Loss (gain) on extinguishment of liabilities	31,263	(15,128)	31,263	-
Debt Conversion Expense	159,638	-	159,638	-
Other (income) expenses	-	-	-	762
Amortization of deferred financing costs	-	10,000	-	10,000
Amortization of note discounts	187,664	184,000	73,199	86,328
Total other expenses :	498,385	322,484	321,330	183,727

Net loss	(2,620,621)	(1,891,315)	(1,492,132)	(839,026)

Common stock dividends to be issued
for Series B Preferred Stock	(90,430)	-	(55,430)	-
Deemed preferred stock dividend related to
warrant modification	(2,023,804)	-	-	-
Deemed preferred stock dividend related to
issuance of warrants and common stock	(2,953,181)	-	(574,438)	-

Net loss applicable to common stock holders	$(7,688,036)	$(1,891,315)	$(2,122,000)	$(839,026)

Per share data
Loss per share - basic and diluted	$(0.08)	$(0.03)	$(0.02)	$(0.01)

Weighted average number of
shares outstanding- basic and diluted	96,161,391	74,162,496	112,628,931	74,796,032

See notes to consolidated unaudited financial statements

ECHOMETRIX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	For the Six Months Ended June 30,
	2010	2009

Cash flows from operating activities:
Net loss	$(2,620,621)	$(1,891,315)
Adjustments to reconcile net loss to net cash
used in operating activities:
Loss (gain) on extinguishment of debt	31,263	(15,128)
Debt modification expense	159,638	-
Bad Debt	-	(250)
Warrants/options issued for consulting services	169,687	89,563
Common stock issued for services	48,600	21,000
Common stock issued for compensation	-	87,500
Stock issued for interest	14,796	35,798
Compensatory element of stock options	632,381	611,706
Depreciation	30,049	27,511
Amortization of deferred financing costs	-	10,000
Amortization of software and website development costs	74,974	33,365
Amortization of intangible assets	-	9,657
Amortization of discount related to debt	187,664	184,000
Increase (decrease) in cash flows as a result of
changes in asset and liability account balances:
Accounts receivable	32	1,218
Prepaid expenses and other assets	5,031	15,898
Deferred rent	(1,846)	(978)
Accounts payable and accrued expenses	163,935	142,745
Total adjustments	1,516,204	1,253,605

Net cash used in operating activities	(1,104,418)	(637,710)

Cash flows from investing activities:
Capitalized software costs	(89,044)	(127,794)
Capitalized website development costs		(15,000)
Net cash used in investing activities	(89,044)	(142,794)

See notes to consolidated unaudited financial statements

ECHOMETRIX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (Continued)

	For the Six Months Ended June 30,
	2010	2009

Cash flows from financing activities:
Proceeds from sale of Preferred B securities	1,300,000	-
Payments to stockholders	(56,076)	(200,020)
Proceeds from bridge notes payable	200,000	1,150,000
Payments of bridge notes payable	(210,000)	(75,000)
Payments of note payable - equipment	(6,815)	(2,684)
Payments under capital lease	(22,267)	(75,072)
Net cash provided by financing activities	1,204,842	797,224

Net increase in cash	11,380	16,720

Cash at beginning of period	37,890	25,217

Cash at end of period	$49,270	$41,937

Supplemental Schedules of Noncash Investing
and Financing Activities:
Common stock issued in connection with settlement agreement	$72,000	$-
Common stock issued in connection with extinguishment of payable	$14,000	$-
Common stock issued as a result of debt conversion	$311,404	$-
Common stock issued in lieu of accrued interest	$228,750	$-
Debt discount related to restricted stock issued in
connection to bridge loans	$31,438	$135,269
Debt discount related to restricted stock issued in connection to
modification of debt instruments	$154,054	$-
Increase in fair value of embedded conversion feature recognized in
in connection with debt modification	$26,653	$-
Debt discount related to warrants granted in connection to bridge loans	$38,795	$60,911
Debt discount of beneficial conversion feature
in relation to bridge loans	$15,121	$43,012
Common stock dividends to be issued for Series B Preferred Stock	$90,430	$-
Deemed preferred stock dividend related to warrant modification	$2,023,804	$-
Deemed preferred stock dividend related to issuance
of warrants and common stock	$2,953,181	$-

See notes to consolidated unaudited financial statements

ECHOMETRIX, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED UNAUDITED FINANCIAL STATEMENTS
June 30, 2010

NOTE 1 -         DESCRIPTION OF BUSINESS AND GOING CONCERN

Echometrix, Inc. is a software company that develops technology that understands and interprets the digital web. The Company currently maintains two operating divisions; the FamilySafe Parental Controls division and the Data Analytics division. Through FamilySafe Inc, a wholly owned subsidiary, we offer software products intended to protect children from dangers on the Internet and the world of mobile texting. Our award-winning products have been specially engineered to monitor, block and alert parents the moment a child encounters inappropriate material from any Internet or mobile related source. Our Data Analytics division has developed an advanced data analytics tool developed to meet the changing needs of marketing and media executives which enables the real-time aggregation, measurement, and analysis of vast amounts of anonymous User Generated Content from publicly-available Internet sources.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As reflected in the financial statements, the Company incurred net losses of $2,620,621and $1,891,315 for the six months ended June 30, 2010 and 2009, respectively.  In addition, the Company had negative working capital of $2,607,310 and an accumulated deficit of $37,062,051 at June 30, 2010.

These circumstances raise substantial doubt about the Company's ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.  Management's efforts have been directed towards the development and implementation of a plan to generate sufficient revenues to cover all of its present and future costs and expenses. This plan which was completed in the fourth quarter of fiscal year 2009 includes a corporate restructuring, which repositions Echometrix as a business-to-business (B2B) company.  By realigning the Company into two separate and distinct divisions, FamilySafe and Data Analytics, Echometrix will refocus its business on high-growth, global resellers with established consumer brands. In line with accelerating growth through this realignment, Echometrix has completed and is launching a multi-language version of its award-winning FamilySafe Internet product on a global basis. The Company is also launching its new FamilySafe Mobile offering, the first ever, multi-language parental text monitoring product which can be used on any mobile phone. These products will only be available through major consumer-brand resellers and over the past several months, Echometrix has been in discussions with numerous consumer brands in the United States, Europe and South America. The Company's new approach will provide parents with increased access to FamilySafe's comprehensive child protection solution across all device platforms, including computers and mobile phones. Millions of teens now use mobile phones as their primary communication device and parents are increasingly concerned about new dangers such as sexting and cyber-bullying. Data Analytics: Echometrix has developed an advanced data analytics tool designed to enable the real-time aggregation, measurement, and analysis of digital data streams.

If the Company does not generate sufficient revenues from the sales of its products in an amount necessary to meet its cash needs, the Company will need additional financing to continue to operate. As the Company increases sales from its products and services, the Company expects to increase cash flows from operations. The Company has been successful in raising financing from equity and debt transactions. During the six months ended June 30, 2010, the Company raised approximately $1,500,000 from the issuance of debt and preferred stock.

EchoMetrix, Inc. is organized as a single reporting unit and believes that it operates as a single business. References in this report to “EchoMetrix”, the “Company”, “we”, “us” or “our” refers to EchoMetrix Inc. and its consolidated subsidiaries.

The accompanying consolidated financial statements have been prepared, in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).  The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions have been eliminated in consolidation. The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments) which are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally present in annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. These consolidated financial statements should be read in conjunction with the audited consolidated financial statements and footnotes included in the Company's Annual report on Form 10-K filed on April 15, 2010. The results of the six months ended June 30, 2010 are not necessarily indicative of the results to be expected for the full year ending December 31, 2010.

NOTE 2 - SUMMARY OF SIGNIFICANT AND CRITICAL ACCOUNTING POLICIES

(a) Earnings Per Share :

The Company utilizes the guidance per FASB Codification “ASC 260 "Earnings Per Share". Basic earnings per share is calculated on the weighted effect of all common shares issued and outstanding, and is calculated by dividing net income available to common stockholders by the weighted average shares outstanding during the period. Diluted earnings per share, which is calculated by dividing net income available to common stockholders by the weighted average number of common shares used in the basic earnings per share calculation, plus the number of common shares that would be issued assuming conversion of all potentially dilutive securities outstanding, is not presented separately as it is anti-dilutive. Such securities, shown below, presented on a common share equivalent basis and outstanding as of June 30, 2010 and 2009 have been excluded from the per share computations:

	For the Six Months Ended June 30,
	2010	2009
2004 Stock Plan Options	230,000	870,000
Non ISO Stock Options	25,791,922	20,938,157
Convertible Preferred Stock	45,316,000	9,012,370
Convertible Notes Payable	14,835,964	19,380,000
Warrants	87,172,317	17,421,084

(b) Software Development Costs:

Research and development costs are expensed as incurred. No research and development costs were incurred during the six months ended June 30, 2010 and 2009.

In accordance with the provisions of Accounting for the costs of computer software to be sold or otherwise marketed, software development costs are subject to capitalization beginning when a product's technological feasibility has been established and ending when a product is available for release to customers. For the six months and the fiscal year ended June 30, 2010 and December 31, 2009, respectively, the Company capitalized $89,044 and $247,207, respectively of software development costs.  The software costs are amortized on a straight line basis over the estimated useful life of three years. Amortization expense for the six months ended June 30, 2010 and 2009 was $67,474 and $33,365 respectively.

 (c) Revenue Recognition:

The Company recognizes revenues in accordance with authoritative guidance and when there is persuasive evidence of an arrangement, delivery has occurred or services have been rendered, the sales price is determinable and collectability is reasonably assured. Software products revenue is derived from online Internet sales and is recognized upon the settlement of credit card charges, typically within three days of the sale.

(d) Use of Estimates:

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

(e) Debt Extinguishment

In May 2010, the Company offered certain of its existing note holders the opportunity to exchange their principal and interest balances for common stock or for new loans with different terms. The exchange of one of the 10% loans was deemed to be debt extinguishment (as disclosed in Note 4) according to the ASC Topic No.405- Liabilities and 470-50 - Debt, Modifications and Extinguishments.

ASC 470-50-40-10 (formerly EITF Issue 96-19) establishes the criteria for debt extinguishment and modification. If the debt is substantially different, then the debt is extinguished, and a gain or loss is calculated and recorded. The Company determined that an extinguishment occurred as the present value of the cash flows under the terms of the new instrument, was over 10% from the present value of the remaining cash flows under the terms of the original notes. The Company recorded a loss on debt extinguishment of $34,763 which is included in the Statement of Operations for the period ended of June 30, 2010.

(f) Recent Accounting Pronouncements:

In May of 2010, EchoMetrix applied the provisions of ASC 470-50 “Debtors Accounting for a Modification or Exchange of Debt Instruments” when it modified the terms of its 10% and Bridge notes. The Company evaluated these transactions under ASC 470-50 to determine if the modification was substantial and if extinguishment accounting should be applied. If the change in fair value of the conversion option is less than 10% of the carrying value of the debt, (and the debt modification was not determined to be substantial) then ASC 470-20 applies. The Company evaluated the new debt instrument and applied debt conversion expense. (Note 4 and 5)

The Company evaluates the new accounting provisions for guidance applicable to EchoMetrix, Inc.  During the period, the Company does not believe there are any new pronouncements that will materially impact the Company.

NOTE 3 – STOCK COMPENSATION

The Company’s 2004 Stock Plan (the “Plan”), which is shareholder approved, permits the grant of share options and shares to its employees for up to 1,500,000 shares of Common Stock as stock compensation.  All stock options under the 2004 Stock Plan are granted at the fair market value of the Common Stock at the grant date. Employee stock options vest ratably over a three-year period and generally expire 5 years from the grant date.

Accounting for Employee Awards:
The Company adheres to the provisions of Share Based Compensation as defined in the FASB codification, topic ASC 718. The codification focuses primarily on accounting for transactions in which an entity obtains employee services through share-based payment transactions.  This guidance requires an entity to measure the cost of employee services received in exchange for the award of equity instruments based on the fair value of the award at the date of grant.  The cost is recognized over the period during which an employee is required to provide services in exchange for the award.

As a result of the adoption of the provision of Share Based Compensation, the Company's results for the six months ended June 30, 2010 and 2009 include share-based compensation expense for employees and board of directors totaled approximately $607,000 and $542,000, respectively, which have been included in the general and administrative expenses line item in the accompanying consolidated statement of operations.  No income tax benefit has been recognized in the income statement for share-based compensation arrangements as the Company has provided a 100% valuation allowance on its’ net deferred tax asset. Stock option compensation expense is the estimated fair value of options granted amortized on a straight-line basis over the requisite service period for the entire portion of the award. The Company has not adjusted the expense by estimated forfeitures, as required for employee options, since the forfeiture rate based upon historical data was determined to be immaterial.

During the six months ended June 30, 2010 the Company granted 2,500,000 fully vested options to an employee with an exercise price of $0.10 and a five year term.  The Company granted its board of directors and advisory board members an aggregate of 810,722 fully vested options  with five year terms and exercise prices between $0.10 and $0.17.

The fair value of options at the date of grant is estimated using the Black-Scholes option pricing model. During the six months ended June 30, 2010 and 2009 the assumptions made in calculating the fair values of options are as follows:

	For the Six Months Ended June 30,
	2010	2009
Expected term (in years)	5	5
Expected volatility	100.31%-104.89%	99.09%-100.00%
Expected dividend yield	0	0
Risk-free interest rate	2.97%-4.01%	2.90%-3.71%

Accounting for Non-employee Awards:
The Company records its stock-based compensation expense in accordance with ASC 718-10, formerly SFAS 123R, “Share Based Payment” to its non-employee consultants for stock granted.

Stock compensation expense related to non-employee options was approximately $163,571 and $59,114 for six months ended June 30, 2010 and 2009, respectively.  These amounts are included in the Consolidated Statements of Operations within the general and administrative expenses line item.

During the six months ended June 30, 2010, the Company granted 1,785,714 fully vested options to non-employees.  The options are exercisable at a range of $0.07 to $0.18 and have a five year term.

The following table represents our stock options granted, exercised, and forfeited during the six months ended June 30, 2010.

		Weighted	Weighted
		Average	Average
		Exercise	Remaining	Aggregate
	Number	Price	Contractual	Intrinsic
Stock Options	of Shares	per Share	Term	Value
Outstanding at January 1, 2010	25,069,001	$0.18	3.3829	$0
Granted	4,555,770	$0.11	4.8428	0
Exercised	(950,000)	$0.09
Forfeited/expired	(2,652,849)	$0.42
Outstanding at June 30, 2010	26,021,922	$0.14	3.4675	$0

Exercisable at June 30, 2010	24,271,922	$0.14	3.4304	$0

As of June 30, 2010, there was $394,099 of unrecognized compensation cost, related to nonvested stock options, which is expected to be recognized over a weighted average period of approximately 2 years.

NOTE 4 -   10% CONVERTIBLE NOTES PAYABLE

In May of 2010, the Company sent each noteholder an inducement letter which (i) offered to lower their conversion from $0.40 to $0.14 per share or (ii) exchange their existing note for a new note with the same principal and interest terms to extend the maturity date by 9 months.  In exchange for the new note, each noteholder would receive one restricted share of the Company’s common stock and one warrant (with a $0.35 exercise price and 1 year term) for each one dollar of principal outstanding.

The Company exchanged $41,596 of principal, issuing 41,596 of the Company’s restricted common stock and 41,596 warrants (at an exercise price of $0.35 with a one year term) and after applying the 10% test as dictated by ASC 470-50, the Company recorded a loss on extinguishment of debt of $34,763 which is included in the accompanying statement of operations. The new note is a nine month note with interest calculated at 10% per annum paid in stock on a quarterly basis. The note is senior to any cash distributions to the Company’s primary investor and has mandatory principal repayment terms when and if options and warrants are exercised and the Company receives the cash proceeds.

10% Noteholders converted $115,639 of their principal balances debtors and received common stock. The Company applied the accounting per ASC 470-20, when conversion prices are lowered to induce conversion and recorded debt conversion expense totaling $61,878 as a result of the decrease in the conversion price from $0.40 to $0.14. The offset of the conversion was to additional paid in capital.

As of June 30, 2010 the remaining 10% convertible notes outstanding were in default.  The default provision requires an additional 2% interest per annum until the loans are repaid or converted. The 2% default penalty totaled approximately $2,100 and $3,300 for the six months ended June 30, 2010 and 2009, respectively and is included in interest expense on the consolidated statement of operations and in accrued expenses on the consolidated balance sheet as of June 30, 2010 and December 31, 2009, respectively.

As reflected on the balance sheets, the value of the 10% convertible notes at June 30, 2010 and December 31, 2009 amounted to $118,193 and $233,832, respectively and are classified as current due to the fact that they are in default for the non payment by the maturity date.

NOTE 5- BRIDGE NOTES PAYABLE

Convertible Bridge Notes Payable:

In May of 2010, the Company sent each noteholder an inducement letter which (i) offered to lower their conversion from $0.15 to $0.14 per share of principal and to lower the accrued interest from $0.14 to $0.12 or (ii) exchange their existing note for a new note with the same principal and interest terms to extend the maturity date by 9 months.  In exchange for the new note, each noteholder would receive one restricted share of the Company’s common stock and one warrant (with a $0.35 exercise price and 1 year term) for each one dollar of principal outstanding.

Convertible note holders converted $195,765 of their principal balance into 1,398,319 shares of the Company’s common stock. In accordance with ASC 470-20, the Company applied the guidance for debt inducement, and recorded an expense for the debt modification of $44,952 result of the decrease in the conversion price from $0.15 to $0.14.

In addition, the Company exchanged $1,066,366 of principal bridge notes payable (which includes non convertible loans that exchanged their loans for convertible loans ($112,512 of principal) and issued 1,066,366 of the Company’s restricted common stock and 1,066,366 of warrants (at an exercise price of $0.35) with a one year term.  The new notes are for nine months and interest is calculated at 10% per annum, payable quarterly in stock.  The notes are convertible at any time at $0.14 and carry mandatory principal repayments when options or warrants are exercised and the company receives cash proceeds.

The Company evaluated the extension event under ASC 470-50 “Debtor’s Accounting for a Modification or Exchange of Debt Instruments” to determine if the modification was substantial. Because the change in fair value of the conversion option was less than 10% of the carrying value of the debt, the debt modification determined not to be substantial and as a result, no gain or loss was recorded.

The Company evaluated the modification of the debt instrument and as a result recorded a debt discount amounting to $200,975 of which $24,621 related to the increase in the fair value of the embedded conversion feature.

Non Convertible Bridge Notes Payable:

On October 4, 2007, the Company issued a short term promissory note in the principal amount of $150,000. This note was payable on September 30, 2008 and bears an interest rate equal to the prime rate plus three percent, 6.25% per annum and is payable at the end of the term.   As of June 30, 2010 and December 31, 2009 the total of $124,790 of principal and accrued interest of $30,016 and $27,481, respectively is outstanding and currently in default for non payment of principal on maturity date.

As of June 30, 2010, the Company’s non-convertible bridge loan payable principal balance amounting to $129,790 was in default.

NOTE 6 - DUE TO STOCKHOLDERS

At June 30, 2010 and December 31, 2009, the Company was indebted to its former CEO, William Bozsnyak, in the amounts of $63,718, respectively, for working capital advances made to the Company.   For the six months ended June 30, 2009, interest expense was $1,008, which was calculated at 5.5%.   At June 30, 2010 and December 31, 2009, $164,100 in accrued interest was due to Mr. Bozsnyak.

At June 30, 2010 and as of December 31, 2009, $23,943 and $80,019, respectively, was owed for unpaid salaries and accrued vacation.

NOTE 7 -    EQUITY TRANSACTIONS

Common Stock:

Payment of Interest
For the six months ended June 30, 2010, the Company issued 133,209 shares (valued at $14,795) of the Company’s common stock as payment for interest due on the Company’s 10% convertible notes.

Senior Secured Bridge Notes Issued
During the six months ended June 30, 2010, the Company issued 445,000 shares (valued at $31,438) of the Company’s restricted common stock in connection with the issuance of promissory notes amounting to $200,000.

           Services Rendered
The Company issued 540,000 shares (valued at $48,600) for the three months ended June 30, 2010 of the Company’s restricted common stock as payment for compensation.

Legal Settlements
In February of 2010, the Company issued a $5,000 cash payment and 800,000 shares of the Company’s common stock valued at $72,000 to a former consulting company under the terms of a settlement agreement.

Extinguishment of Accounts Payable
During the six months ended June 30, 2010 the Company issued 100,000 shares (valued at $14,000) of its common stock in lieu of an account payable of $17,500.  The resulting gain of $3,500 is included within the loss (gain) on extinguishment of liabilities line item in the accompanying consolidated statement of operations.

Option and Warrant Exercises
During the quarter ended June 30, 2010 the Company issued 1,113,154 shares of common stock as a result of cashless exercises of 950,000 options and 800,000 warrants.

Debt Conversion of Interest
In the six months ended June 30, 2010, the Company issued 1,906,152 shares of its common stock as a result of converting $228,750 of accrued interest (which was accrued through May 31, 2010) on the bridge note holders and recorded debt conversion expense of $52,808 which is included in the debt conversion expense line item in the accompanying statement of operations.

Debt Conversion
In connection with the inducement letter issued to noteholders in the second fiscal quarter of 2010, the Company issued 825,991 and 1,398,319 shares of its common stock for $115,639 and $195,765 of the 10% and Bridge notes, respectively and recorded debt conversion expense of $106,830 which is included in the debt conversion expense line item in the accompanying statement of operations.

Debt Exchange
Due to the exchange of debt instruments in the six months ending June 30, 2010, the Company issued 1,107,935 shares of its restricted common stock to the 10% and Bridge note holders. The Company recorded the change in the fair value of the embedded conversion option of $26,653 as a debt discount.

Issuance of Common Stock as a Result of Sale of Securities
In the three months ended June 30, 2010, the Company issued 739,092 shares of common stock as a dividend payable on Preferred Stock B for the quarter ended December 31, 2009 and March 31, 2010.  In connection with Amendment No. 2 to the Series B Convertible Preferred Stock effective March 4, 2010 the Company issued the pro rata portion of common stock amounting to 29,700,000 shares.

Warrants :

Effective June 9, 2009, the Company filed a Post Effective Amendment No. 4 to its Registration Statement on Form S-1 (“Post Effective Amendment” to extend the terms to exercise the Class A Warrant from June 30, 2009 to June 30, 2010 and to extend the term of the Class B Warrant from December 31, 2009 to June 30, 2010.  Although these expired June 30, 2010 the Company intends to file Amendment No. 5 to its S-1 Registration Statement to extend the Class A and Class B warrants to January 31, 2011.

For the six months ended June 30, 2010, in connection with Amendment No. 2 to the Series B Convertible Preferred Stock agreement, the Company cancelled warrants issued in the fiscal year 2009 of 22,002.200 with an exercise price of $0.15.  Pursuant to Amendment No. 2 which was effective June 4, 2010, the Company issued 25,300,000 cashless warrants with an exercise price of $0.03 and term of five years, and 25,300,000 non cashless warrants with an exercise price of $0.06 and a five year term.  As a result of this modification, the Company recorded $2,023,805 of a deemed dividend which is included in the accompanying consolidated statement of operations.

Pursuant to Amendment No. 2 to the Series B Convertible Preferred Stock agreement, when proceeds were received in the second quarter of 2010, the Company issued 7,700,000 of cashless warrants with an exercise price of $0.03 and term of five years, and 7,700,000 non cashless warrants with an exercise price of $0.06 and a five year term.

During the six months ended June 30, 2010, the Company issued 1,107,935 warrants at an exercise price of $0.35 and a one year term in connection with the debt exchange (Note 4 and 5).

During the six months ended June 30, 2010, 800,000 warrants were exercised on a net cashless basis.

NOTE 8 -     PREFERRED B

On July 29, 2009, the Company and Rock Island Capital, LLC (“Rock Island”) entered into a Series B Convertible Preferred Stock Purchase Agreement, as amended on September 9, 2009 (the “Agreement”).  Pursuant to the Agreement, the Company has sold to assignees of Rock Island an initial tranche of $2,000,000 of its Series B Convertible Preferred Stock (220,022 shares), in the aggregate, at a purchase price per share of $9.09, and has issued to such assignees Warrants to purchase 22,002,200 shares of the Company’s Common Stock, in the aggregate, at an exercise price of $0.15 per share.  Each share of Series B Convertible Preferred Stock is convertible into 100 shares of the Company’s Common Stock at the sole discretion of the holder.  Pursuant to the Agreement, Rock Island may designate one member for service on the Company’s board of directors.  Under the terms of the Agreement, Rock Island and its assignees could, at their discretion, purchase additional shares of Series B Convertible Preferred Stock and Warrants in two additional tranches of $2,000,000 and $1,000,000 payable on or before December 2, 2009, and January 8, 2010, respectively.

The Company recorded the beneficial conversion feature and the warrant associated with such investment as a deemed preferred dividend of $2,000,000 with a corresponding credit to additional paid in capital.  In connection with the Stock Purchase Agreement and Certificate of Designation, the Preferred B stockholders were entitled to a quarterly dividend paid in common stock.  In accordance with the agreement, dividends totaling 739,092 were issued in the six months ended June 30, 2010.

On March 4, 2010, Echo Metrix, Inc. (the “Company”) entered into Amendment No. 2 (“Amendment No. 2”) to the Series B Convertible Preferred Stock Purchase Agreement, dated July 29, 2009, as amended by Amendment No. 1 to the Series B Convertible Preferred Stock Purchase Agreement, with Rock Island Capital, LLC (the “Purchaser”), dated September 4, 2009 (as amended, the “Purchase Agreement”).

Pursuant to the Purchase Agreement, the Company agreed to sell to the Purchaser, in tranches (with the last tranche to occur within approximately 60 days from execution of Amendment No. 2), an aggregate of 550,055 shares of Series B Preferred Stock (of which 220,022 shares were sold prior to execution of Amendment No.2) for an aggregate purchase price of $5,000,000 (of which $2,000,000 was sold prior to execution of Amendment No. 2). In addition, the Company agreed to issue to the Purchaser five-year warrants to purchase 50,000,000 shares at an exercise price of $0.03, exercisable on a cashless basis, and 50,000,000 shares at an exercise price of $0.06, not exercisable on a cashless basis, in tranches pro rata with the sale of the Series B Preferred Stock. The exercise price of the warrants not exercisable on a cashless basis shall be reduced to $0.03 if the closing price of the Company’s common stock has a volume weighted average price of less than $0.06 for a thirty day period during the term of such warrants. The Company also agreed to issue to the Purchaser 45,000,000 shares of common stock (the “Additional Shares”), in tranches pro rata with the sale of the Series B Preferred Stock. As amended by Amendment No. 3, the Purchaser may terminate the Purchase Agreement upon 10 days’ written notice, in which event the Purchaser shall not be obligated to make any additional purchases under the Purchase Agreement.

In connection with the Purchase Agreement, the Company filed an Amended and Restated Certificate of Designation of Series B Preferred Stock (the “Certificate of Designation”) filed with the State of Delaware on June 5, 2010.

In the six months ended June 30, 2010, the Company received $1,300,000 from the sale of Series B Convertible Preferred Stock, and issued an additional 143,014 preferred B shares.

NOTE 9 -     COMMITMENTS AND CONTINGENCIES

Legal Proceedings

Freifeld

On or about November 2008, the plaintiffs, Freifelds brought an action against the Company seeking summary judgment in lieu of complaint on two debt conversions.  The plaintiffs converted their notes and received the Company’s stock certificates in November 2008. Subsequently, the plaintiffs brought suit, requesting repayment of their converted notes.  The Company has retained legal counsel and has filed pre-answer motion for summary judgment for the Company.  The Plaintiffs have moved for summary judgment in lieu of a complaint and we cross-moved for summary judgment. The Court has indicated that it is going to set the matter down for an evidentiary hearing. On September 3, 2009 the courts dismissed the Plaintiffs motion for summary judgment in favor of the Company. On July 9, 2009, the Plaintiffs filed discovery for the deposition schedule for October 27, 2009. The Company has been vigorously defending this action and is still in the discovery phase.

Attorney General Inquiry

On or about September 24, 2009, the Company received a subpoena duces tecum from the Attorney General’s Office of the State of New York that seeks documents and information related to the PULSE. The Company has been cooperating with the Attorney General’s Office, and while prepared to vigorously defend  itself, the Company is in settlement negotiations with the Attorney General’ Office to amicably resolve the inquiry. As of the date of this filing, no value or estimate has been assessed to a settlement.

Federal Trade Commission Civil Investigative Demand

On or about December 16, 2009, the Company received a Civil Investigative Inquiry from the Federal Trade Commission (“FTC”) related to PULSE.  The Company has been cooperating with the FTC’s investigation, and while prepared to vigorously defend itself, the Company is in discussions for a settlement with the FTC in order to amicably resolve the investigation. As of the date of this filing, no value or estimate has been assessed to a settlement.

Almut Von Biedermann
On May 10, 2010, the Company was served with an action from Ms. Von Biederman for breach of contract seeking damages in excess of $75,000. The Company intends to vigorously defend the action, and has accrued $20,000 of prior consulting fees due to Ms. Von Biedermann.

NOTE 10 -     SUBSEQUENT EVENTS

In July of 2010, the Company issued 115,138 shares of its restricted Common Stock for consulting services rendered valued at 15,000.

In August of 2010, the Company issued 20,000 shares pursuant to a 10b-5 plan and 205,128 shares as a result of 300,000 warrants which were exercised on a cashless basis.

On July 29, 2010 the Company entered into Amendment No. 3 the Stock Purchase Agreement of its Series B Convertible Preferred Stock with Rock Island Capital LLC whereby it amended the termination clause to remove the penalties and the termination payment fee.

PART II. INFORMATION NOT REQUIRED IN THE PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Not applicable.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation (the “Certificate”) provides that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the “DGCL”), the Registrant’s directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director’s duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors’ responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The Registrant has obtained liability insurance for its officers and directors.

Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation’s bylaws, any agreement, a vote of stockholders or otherwise. The Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Registrant may fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

RECENT SALES OF UNREGISTERED SECURITIES

Pursuant to the purchase agreement with Rock Island Capital LLC, as amended, the Company issued 6,480,000 shares of Common Stock, 84,078 shares of its Preferred B Stock, and  7,700,000 of the three cents cashless warrants and 7,700,000 of the six cents non cashless warrants for proceeds received from April 10, 2010 through June 30, 2010.

Pursuant to Amendment No. 2 to the Series B Convertible Preferred Stock Purchase Agreement with Rock Island Capital LLC, the Company issued 23,220,000 shares of Common Stock for proceeds received through April 9, 2010.

On February 19, 2010, the Company, through a private sale, issued 100,000 shares of its restricted common stock in connection with a promissory note issued for $50,000.

On January 14, 2010, the Company, through a private sale, issued 300,000 shares of its restricted common stock in connection with a promissory note issued for $150,000.

On December 23, 2009, the Company issued 75,000 shares of the Company’s common stock which were not timely issued in connection with bridge notes received in the fourth quarter of 2007.

On December 15, 2009, the Company issued 19,159 shares of its common stock as payment in kind for interest due for November 2009 on the Company’s 10% convertible notes.

On November 16, 2009, the Company issued 14,159 shares of its common stock as payment in kind for interest due for October 2009 on the Company’s 10% convertible notes.

On October 19, 2009, the Company issued 12,800 shares of its common stock as payment in kind for interest due for September 2009 on the Company’s 10% convertible notes.

On October 7, 2009, the Company issued 25,998 shares of its common stock upon the conversion of $4,160 of the Company’s 10% convertible notes.

On September 10, 2009, the Company, through a private sale, issued 15,000 shares of its restricted common stock in connection with a promissory note issued for $15,000.

On September 4, 2009, the Company, through a private sale, issued 30,000 shares of its restricted common stock in connection with a promissory note issued for $30,000.

On September 3, 2009, the Company, through a private sale, issued 20,000 shares of its restricted common stock in connection with a promissory note issued for $20,000.

On August 14, 2009, the Company, through a private sale, issued 10,000 shares of its restricted common stock in connection with a promissory note issued for $10,000.

On August 12, 2009, the Company, through a private sale, issued 100,000 shares of its restricted common stock in connection with promissory notes issued for $100,000 in total.

On August 7, 2009, the Company, through a private sale, issued 100,000 shares of its restricted common stock in connection with promissory notes issued for $100,000 in total.

On August 5, 2009, the Company, through a private sale, issued 150,000 shares of its restricted common stock in connection with a promissory note issued for $150,000.

On July 31, 2009, the Company, through a private sale, issued 25000 shares of its restricted common stock in connection with a promissory note issued for $25,000.

On June 20, 2009, the Company, through a private sale, issued 200,000 shares of its restricted common stock in connection with a promissory note issued for $200,000.

On May 11, 2009, the Company, through a private sale, issued 100,000 shares of its restricted common stock in connection with a promissory note issued for $100,000.

On March 5, 2009, the Company, through a private sale issued 1,000,000 shares of its restricted common stock in connection with promissory notes issued for $500,000.

On February 19, 2009, the Company, through a private sale, issued 25,000 shares of its restricted common stock in connection with a promissory note issued for $25,000.

On February 2, 2009, the Company, through a private sale, issued 250,000 shares of its restricted common stock in connection with a promissory note issued for $125,000.

On February 2, 2009, the Company, through a private sale, issued 100,000 shares of its restricted common stock in connection with a promissory note issued for $50,000.

On February 1, 2009, the Company, through a private sale, issued 50,000 shares of its restricted common stock in connection with a promissory note issued for $50,000.

On January 15, 2009, the Company, through a private sale, issued 200,000 shares of its restricted common stock in connection with a promissory note issued for $50,000.

On January 7, 2009, the Company, through a private sale, issued 200,000 shares of its restricted common stock in connection with a promissory note issued for $50,000.

On January 6, 2009 the Company issued 775,000 shares of the Company’s restricted common stock as bonuses to employees and directors and are valued at approximately $109,000.

As of December 31, 2008 the company issued 742,867 shares of the Company’s restricted common stock as payment in kind for interest due from December 2007 through December 2008 on the Company’s 10% convertible notes.

On November 18, 2008, the Company issued 1,400,000 shares of the Company’s restricted common stock as bonuses to employees and directors and are valued at approximately $126,000.

On October 31, 2008, the Company, through a private sale, issued 600,000 shares of its restricted common stock as a result of a promissory note issued for $300,000.

On October 31 2008, the Company, through a private sale, issued 100,000 shares of its restricted common stock as a result of a promissory note issued for $50,000

On October 16, 2008, the Company, through a private sale, issued 200,000 shares of its restricted common stock as a result of a promissory note issued for $100,000.

On October 3, 2008, the Company issued 872,825 shares of its common stock upon the conversion of $100,000 of the Company’s 10% convertible notes and accrued interest of $39,492.

On September 30, 2008, the Company issued 357,583 shares of the Company’s common stock upon the conversion of $45,000 of the Company’s 10% convertible notes and accrued interest of $596.

On July 25, 2008, the Company issued 400,000 shares of its restricted common stock in connection with the issuance of a $200,000 promissory note.

On July 11, 2008, the Company issued 70,000 shares of its restricted common stock in connection with the issuance of a $35,000 promissory note.

On June 30 2008, the Company, through a private sale, sold 41,429 shares of its restricted common stock at a price of $.14 per share and received net proceeds of $5,800.

On June 17, 2008, the Company issued 238,675 shares of the Company’s common stock upon the conversion of $25,000 of the Company’s 10% convertible notes and accrued interest of approximately $6,000.

On June 9, 2008, the Company, through a private sale, sold 71,429 shares of its restricted common stock at a price of $.14 per share and received net proceeds of $10,000.

On May 28, 2008, the Company, issued 1,275,000 shares of its restricted common stock as part of a legal settlement (See Note 8) and recorded a corresponding charge to the statement of operations of $165,750.

On May 20, 2008, the Company, through a private sale, sold 500,000 shares of its restricted common stock at a price of $.14 per share and received net proceeds of $70,000.

On May 14, 2008, the Company issued 300,000 shares of its common stock as part of the purchase of EchoMetrix, Inc. (See Note 5) and recorded the net purchase price as an intangible asset

On May 12, 2008, the Company, through a private sale, sold 142,857 shares of its restricted common stock at a price of $.14 per share and received net proceeds of $20,000.

On April 17, 2008, the Company issued 50,000 shares of its restricted common stock in connection with the issuance of $50,000 promissory note.

On April 10, 2008, the Company issued 1,753,847 shares of its common stock pursuant to a cashless warrant exercise, recording a $146,154 charge to stock compensation expense.

On March 31, 2008, the Company issued 83,333 shares of the Company’s restricted common stock upon the conversion of $10,000 of the Company’s 10% convertible notes.

On March 26, 2008, the Company issued 416,667 shares of the Company’s restricted common stock upon the conversion of $50,000 of the Company’s 10% convertible notes.

On March 24, 2008, the Company issued 375,000 shares of the Company’s restricted common stock upon the conversion of $45,000 of the Company’s 10% convertible notes.

On March 20, 2008, the Company issued 416,667 shares of the Company’s restricted common stock upon the conversion of $50,000 of the Company’s 10% convertible notes.

On March 14, 2008, the Company, through a private sale, sold an aggregate of 714,286 shares of its common stock at an exercise price of $.14 per share and received net proceeds of $100,000.

On March 10, 2008, the Company, through a private sale, sold 128,571 shares of its common stock at an exercise price of $.14 per share and received net proceeds of $18,000.

On February 28, 2008, the Company, through a private sale, sold 714,286 shares of its common stock at an exercise price of $.14 per share and received net proceeds of $100,000.

On February 21, 2008, the Company issued 41,667 shares of the Company’s restricted common stock upon the conversion of $5,000 of the Company’s 10% convertible notes.

On February 20, 2008, the Company issued 41,667 shares of the Company’s restricted common stock upon the conversion of $5,000 of the Company’s 10% convertible notes.

On February 19, 2008, the Company issued 276,190 shares of the Company’s restricted common stock upon the conversion of $40,000 of the Company’s 10% convertible notes.

On February 14, 2008, the Company issued 50,000 shares of the Company’s restricted common stock upon the exercise of warrants issued with the Company’s 10% convertible notes and received net proceeds of $6,000.

On February 14, 2008, the Company issued 416,667 shares of the Company’s restricted common stock upon the conversion of $50,000 of the Company’s 10% convertible notes.

On February 13, 2008, the Company issued 1,158,334 shares of the Company’s restricted common stock upon the conversion of $139,000 of the Company’s 10% convertible notes.

On February 12, 2008, the Company issued 71,429 shares of the Company’s restricted common stock upon the conversion of $10,000 of the Company’s 10% convertible notes.

On February 5, 2008, the Company issued 175,000 shares of the Company’s restricted common stock upon with the issuance of promissory notes amounting to $175,000.

On February 5, 2008, the Company issued 83,333 shares of the Company’s restricted common stock upon the conversion of $10,000 of the Company’s 10% convertible notes.

On February 1, 2008, the Company issued 50,000 shares of the Company’s restricted common stock upon the exercise of warrants issued with the Company’s 10% convertible notes and received net proceeds of $4,000.

On February 1, 2008, the Company issued 357,143 shares of the Company’s restricted common stock upon the conversion of $50,000 of the Company’s 10% convertible notes.

On January 31, 2008, the Company issued 12,500 shares of the Company’s restricted common stock upon the exercise of warrants issued with the Company’s 10% convertible notes and received net proceeds of $1,000.

On January 31, 2008, the Company issued 83,333 shares of the Company’s restricted common stock upon the conversion of $12,500 of the Company’s 10% convertible notes.

On January 28, 2008, the Company issued 12,000 shares of the Company’s restricted common stock upon the exercise of warrants issued with the Company’s 10% convertible notes and received net proceeds of $960.

On January 28, 2008, the Company issued 80,000 shares of the Company’s restricted common stock upon the conversion of $12,000 of the Company’s 10% convertible notes.

On January 23, 2008, the Company issued 276,000 shares of the Company’s restricted common stock upon the exercise of warrants issued with the Company’s 10% convertible notes and received net proceeds of $24,000.

On January 17, 2008, the Company issued 12,500 shares of the Company’s restricted common stock upon the exercise of warrants issued with the Company’s 10% convertible notes and received net proceeds of $1,000.

On January 17, 2008, the Company issued 83,333 shares of the Company’s restricted common stock upon the conversion of $12,500 of the Company’s 10% convertible notes.

On January 15, 2008, the Company issued 25,000 shares of the Company’s restricted common stock upon the exercise of warrants issued with the Company’s 10% convertible notes and received net proceeds of $2,000.

On January 15, 2008, the Company issued 208,333 shares of the Company’s restricted common stock upon the conversion of $25,000 of the Company’s 10% convertible notes.

On January 11, 2008, the Company issued 692,000 shares of the Company’s restricted common stock upon the exercise of warrants issued with the Company’s 10% convertible notes and received net proceeds of $55,360.

On January 11, 2008, the Company issued 7,646,668 shares of the Company’s restricted common stock upon the conversion of $692,000 of the Company’s 10% convertible notes.

On January 10, 2008, the Company issued 25,000 shares of the Company’s restricted common stock upon the exercise of warrants issued with the Company’s 10% convertible notes and received net proceeds of $3,000.

On January 8, 2008, the Company issued 105,811 shares of the Company’s restricted common stock upon the exercise of warrants issued with the Company’s 10% convertible notes and received net proceeds of $8,466.

On January 8, 2008, the Company issued 666,666 shares of the Company’s restricted common stock upon the conversion of $100,000 of the Company’s 10% convertible notes.

On January 3, 2008, the Company issued 150,000 shares of the Company’s restricted common stock to a marketing and promotions company for services to be rendered in 2008. These shares were valued at the fair market value of $0.21, less an approximate 10% discount (to give effect to the lack of liquidity for such shares) or at $0.19 per share. A total of $28,500 was charged to operations with a corresponding credit to additional paid in capital.

On January 3, 2008, the Company issued 277,778 shares of the Company’s restricted common stock upon the conversion of $25,000 of the Company’s 10% convertible notes.

On January 3, 2008, the Company issued 25,000 shares of the Company’s restricted common stock upon the exercise of warrants issued with the Company’s 10% convertible notes and received net proceeds of $2,250.

On January 3, 2008, the Company issued 1,250,000 shares of the Company’s restricted common stock as bonuses to employees and directors and are valued at $162,500.

On December 28, 2007, the Company issued 398,333 shares of the Company’s restricted common stock upon the conversion of $44,000 of the Company’s 10% convertible notes.

On December 27, 2007, the Company issued 187,500 shares of the Company’s restricted common stock upon the conversion of $30,000 of the Company’s 10% convertible notes.

On December 18, 2007, the Company issued 50,000 shares of the Company’s restricted common stock upon the exercise of warrants issued with the Company’s 10% convertible notes and received net proceeds of $7,000.

On December 18, 2007, the Company issued 357,143 shares of the Company’s restricted common stock upon the conversion of $50,000 of the Company’s 10% convertible notes.

On December 14, 2007, the Company issued 812,500 shares of the Company’s restricted common stock upon the conversion of $130,000 of the Company’s 10% convertible notes.

On December 12, 2007, the Company issued 2,397,497 shares of the Company’s restricted common stock upon the conversion of $330,000 of the Company’s 10% convertible notes.

On December 10, 2007, the Company issued 140,000 shares of the Company’s restricted common stock upon the exercise of warrants issued with the Company’s 10% convertible notes and received net proceeds of $17,800.

On December 5, 2007, the Company issued 102,978 shares of the Company’s restricted common stock as payment in kind for interest due for the month of October 2007 on the Company’s 10% convertible notes.

On November 8, 2007, the Company issued 66,667 shares of the Company’s restricted common stock upon the conversion of $10,000 of the Company’s 10% convertible notes.

On November 7, 2007 the Company began a private placement to accredited investors of 10% short term promissory notes. These notes are payable the earlier of August 15, 2008 or when the Company raises $1,000,000 in its next qualified financing as defined. The notes bear interest at a rate of 10% per annum, payable at the end of the term. The principal amounts of the notes are convertible into the Company’s common stock by the holder, at any time prior to the repayment of the principal, at the rate of $0.15 per share. As of December 31, 2007, the Company has raised a total gross amount of $300,000, from these notes.

On October 5, 2007, the Company issued 74,825 shares of the Company’s restricted common stock as payment in kind for interest due for the month of September 2007 on the Company’s 10% convertible notes.

All of the above-mentioned securities were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, or Rule 506 promulgated thereunder.

EXHIBITS.
Exhibit No.	Description of Exhibit
3(i)(a)	Certificate of Incorporation of the Company*
3(i)(b)	Certificate of Amendment effective April 26, 2005 (Incorporated herein by reference to Form 8-K filed May 2, 2005)
3(ii)	By-laws of the Company*
3(iii)
Form of Certificate Designations, Voting Powers, Preferences, Limitations, Restrictions, and Relative Rights of Series A 7% Convertible Preferred Stock, $0.0001 par value.
(Incorporated herein by reference to Form 8-K filed February 13, 2007)

3(iv)	Amended By-Laws of the Company (Incorporated herein by reference to Form 8-K filed March 4, 2009)
4.1	Specimen Common Stock Certificate of the Company*
4.2	Specimen Class A Warrant Certificate of the Company*
4.3	Specimen Class B Warrant Certificate of the Company*
5	Opinion re: Legality (Incorporated herein by reference to Post-Effective Amendment No. 4 to our Form SB-2 filed with the Securities and Exchange Commission on May 10, 2004 -File No. 33-97687).
10.3	Warrant Agreement, dated January 22, 2003, between the Company and American Stock Transfer and Trust Company*
10.4	Placement Agent Registration Rights Agreement, dated January 22, 2003, between the Company and Robert M. Cohen & Co, Inc.*
10.5	Form of Placement Agent Warrant*
10.6	Company 2004 Stock Plan, dated January 1, 2004. **
10.7	Participation Agreement, dated February 3, 2004, between the Company and Environmental Commercial Technology Corp. **
10.8	Letter Agreement, dated February 3, 2004, between the Company and BioNeutral Laboratories Corporation USA. **
10.9	Letter Agreement, dated February 3, 2004, between the Company and BioNeutral Laboratories Corporation (Worldwide) Limited. **
10.10	Settlement Agreement, dated October 20, 2005, between Echometrix, Inc. and BioNeutral Laboratories Corporation USA. (filed herewith)
10.11	Registration Rights Agreement, dated November 7, 2003, by and between the Company and S.G. Martin Securities LLC.**
10.12	Software Purchase and Service Agreement, dated as of August 15, 2003, by and between the Company and Edocusign, Inc. **

10.13	Employment Agreement, dated April 26, 2005, between the Company and Joseph Carrizzo (Incorporated herein by reference to Form 8-K filed April 28, 2005)
10.14	Securities Purchase Agreement by and among the Shareholders of E-Top-Pics, Inc. and the Company dated as of April 26, 2005. (Incorporated herein by reference to Form 8-K filed June 14, 2005)
10.15	Employment Agreement, dated May 1, 2005, between the Company and William Bozsnyak (Incorporated herein by reference to Form 8-K filed May 3, 2005)
10.16	Employment Agreement, dated May 1, 2005, between the Company and Brian O’Connor (Incorporated herein by reference to Form 8-K filed June 14, 2005)
10.17	Accounts Receivable Purchase Agreement, dated September 15, 2005, between E-Top-Pics, Inc. and Commercial Capital Lending, LLC (Incorporated herein by reference to Form 8-K filed September 21, 2005)
10.18	Secured Guaranty, dated September 15, 2005, between Echometrix, Inc. and Commercial Capital Lending, LLC (Incorporated herein by reference to Form 8-K filed September 21, 2005)
10.19	Supply Agreement, dated September 27, 2005, between E-Top-Pics, Inc. and Fuji Photo Film U.S.A., Inc. (Incorporated herein by reference to Form 8-K filed October 3, 2005)
10.20	Exchange Agreement dated as of November 2, 2005, among Echometrix, Inc., AmberAlertAgent, Inc. (“AAA”) and the stockholders of AAA (incorporated herein by reference to 8-K filed November 10, 2005)
10.21	Consulting Agreement, dated November 2, 2005, among Echometrix, Inc., AmberAlertAgent Development Company, LLC, and certain principals of AmberAlertAgent Development Company, LLC. ***
10.22	Employment agreement, dated April 24, 2006 between the Company and John Caruso (Incorporated herein by reference to Form 8-K filed May 8, 2006)
10.23	Lease Agreement, dated June 1, 2006, between the Company and RA 6800 Jericho Turnpike LLC (Incorporated herein by reference to Form 8-K filed June 12, 2006)
10.24	Settlement Agreement, dated July 14, 2006 between the Company and BioNeutral Laboratories Corporation USA (Incorporated herein by reference to Form 8-K filed July 20, 2006)
10.25	Amendment to Employment Agreement, dated January 29, 2007, between the Company and William Bozsnyak ****
10.26	Series A Preferred Stock Purchase Agreement dated February 7, 2007 by and between the Registrant and Edward Kaplan. (Incorporated herein by reference to Form 8-K filed February 13, 2007)
10.27
Series A Preferred Stock Purchase Agreement dated February 8, 2007 by and between the Registrant and The LAM Opportunity Fund, LTD.
(Incorporated herein by reference to Form 8-K filed February 13, 2007)

10.28	Series A Preferred Stock Purchase Agreement dated February 8, 2007 by and between the Registrant and Lewis Opportunity Fund, LP. (Incorporated herein by reference to Form 8-K filed February 13, 2007)
10.29
Series A Preferred Stock Purchase Agreement dated February 20, 2007 by and between the Registrant and The LAM Opportunity Fund, LTD.
(incorporated herein by reference to Form 8-K filed February 26, 2007)

10.30	Series A Preferred Stock Purchase Agreement dated February 20, 2007 by and between the Registrant and Lewis Opportunity Fund, LP. (Incorporated herein by reference to Form 8-K filed February 26, 2007)
10.31	Series A Preferred Stock Purchase Agreement dated March 9, 2007 by and between the Registrant and Michael Zuhoski. (Incorporated herein by reference to Form 8-K filed June 6, 2007)
10.32	Series A Preferred Stock Purchase Agreement dated March 9, 2007 by and between the Registrant and Diane Supinsky. (Incorporated herein by reference to Form 8-K filed June 6, 2007)
10.33	Series A Preferred Stock Purchase Agreement dated May 16, 2007 by and between the
Registrant and Lewis Opportunity Fund, LP.
(Incorporated herein by reference to Form 8-K filed June 6, 2007)
10.34	Series A Preferred Stock Purchase Agreement dated May 16, 2007 by and between the Registrant and The LAM Opportunity Fund, LTD.
(incorporated herein by reference to Form 8-K filed June 6, 2007)

10.35	Series A Preferred Stock Purchase Agreement dated June 1, 2007 by and between the Registrant and Lewis Opportunity Fund, LP. (Incorporated herein by reference to Form 8-K filed June 6, 2007)
10.36	Separation Agreement between the Company and Mr. William Bozsnyak dated February 10, 2009. *****

10.37	Employment agreement, dated February 10, 2009 between the Company and Jeffrey Greene. *****

10.38	Employment agreement, dated February 10, 2009 between the Company and Peter Sealey. *****

14	Code of Ethics of the Company.**
21	List of Subsidiaries***

23.2	Consent of Tannenbaum Helpern Syracuse & Hirschtritt LLP, 900 Third Avenue, New York, NY 10022. (included in Exhibit 5)

23.3	Consent of Sherb & Company, LLP

*	Incorporated herein by reference to the Company’s Form SB-2 filed with the Securities and Exchange Commission (File No. 33-97687).
**	Incorporated herein by reference to the Company’s Form 10-KSB filed with the Securities and Exchange Commission on March 16, 2004.
***	Incorporated herein by reference to the Company’s Form 10-KSB filed with the Securities and Exchange Commission on April 17, 2006
****	Incorporated herein by reference to the Company’s Form 10-KSB filed with the Securities and Exchange Commission on April 11, 2007
*****   Incorporated herein by reference to the Company’s Form 10-K filed with the Securities and Exchange Commission on April 15, 2009

UNDERTAKINGS.

A.   Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

(iii) To include any additional or changed material information on the plan of distribution.

(2)   For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)   To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)   For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES
In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in Syosset, New York on October 6, 2010.

ECHOMETRIX, INC.

By: /s/ Erica Zalbert
Name: Erica Zalbert
Title: Chief Financial Officer and Co-Chief Executive Officer (Principal Executive Officer, Principal Financial Officer, and Principal Accounting Officer)

By: /s/ Peter Charles
Name: Peter Charles
Title: Co-Chief Executive Officer (Principal Executive Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

By: /s/ DAVID LEWIS	Date: October 6, 2010
Name: David Lewis
Title: Director

By: /s/ PETER CHARLES	Date: October 6, 2010
Name: Peter Charles
Title: Co-Chief Executive Officer, Director

By: /s/ RANDY S. ZELIN	Date: October 6, 2010
Name: Randy Zelin
Title: Director
Date: October 6, 2010
By: /s/ FRANK CHESTER
Name: Frank Chester
Title: Director